UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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600 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 2, 2019

Notice is hereby given that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 2, 2019, at 8:30 a.m. local time at the Company’s headquarters at 600 Unicorn Park Drive, Woburn, MA 01801 for the following purposes:

1. To elect three Class I directors nominated by the board of directors to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal;

2. To hold an advisory vote to approve the compensation of the Company’s named executive officers;

3. To ratify the audit committee’s appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for 2019; and

4. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 22, 2019 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.001 per share, at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You must bring to the Annual Meeting picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting.

By Order of the Board of Directors,

Janet M. Dunlap

Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Woburn, Massachusetts

April 4, 2019

Questions and Answers about Monotype’s Annual Meeting

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company” or “Monotype”), for use at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement and form of proxy will be made available to stockholders on or about April 4, 2019.

When and where is the Annual Meeting?

Time:	8:30 a.m. Eastern
Date:	Thursday, May 2, 2019
Location:	Company Headquarters 600 Unicorn Park Drive Woburn, Massachusetts 01801

Who can vote?

Stockholders of record as of March 22, 2019 (our “Record Date”) are entitled to vote. As of our Record Date, there were 41,391,437 shares of our common stock (the “Common Stock”) entitled to vote. Each share of our Common Stock is entitled to one vote for each Nominee (as defined herein) and one vote for each Proposal.

How many shares must be present to conduct the Annual Meeting?

The presence at the meeting in person or by proxy of holders of shares representing a majority of all the votes entitled to be cast at the meeting, or 20,695,719 voting shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares of our Common Stock are held. If your shares are registered directly in your name with Computershare Investor Services, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, Scott Landers and Tony Callini, or each of them, each with the power of substitution, the authority to vote your shares in the manner you indicate on your proxy card.

How do I vote my shares?

If you are a stockholder of record, you have several choices. You can indicate your vote and designate your proxy:

•	Via the Internet;

•	By telephone; or

•	By mailing your enclosed proxy card.

Note that votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 1, 2019. Please refer to the specific instructions on the printed proxy card. If you hold your shares in street name, your broker, bank, trustee, or nominee will provide you with materials and instructions for voting your shares. If you return a properly signed proxy card but do not mark your vote on any matter, your shares will be voted FOR the Nominees and Proposals set forth on the proxy card.

Why did I receive more than one Proxy Statement and proxy card?

You will receive multiple Proxy Statements and proxy cards if you hold your shares in different ways (for example, by joint tenancy, in a trust, in a custodial account) or in multiple accounts. If your shares are held in street name, you will receive your proxy card or other voting information from your broker and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive. To request that only one copy of any of these materials be mailed to your household, please contact your broker.

Can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain the appropriate documents from your broker, bank, trustee, or nominee, giving you the right to vote the shares at the Annual Meeting. You must bring to the Annual Meeting a picture identification and proof that you are a stockholder of record in order to vote your shares at the Annual Meeting. Please note that even if you plan to attend the Annual Meeting, we recommend that you vote using the enclosed proxy card in advance, to ensure that your shares will be represented.

What is a broker non-vote?

A “broker non-vote” refers to a share of our Common Stock represented at the Annual Meeting that is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and where the broker or nominee does not have discretionary power to vote. If you hold shares of our Common Stock in street name, you must provide written instructions on how you want your shares to be voted on each Proposal. If you do not provide voting instructions and the Proposal is considered a non-routine matter, then your shares will not be voted. Please note that Proposal One – Election of Directors and Proposal Two – Advisory Vote on Executive Compensation are considered a non-routine matters, so it is very important that you provide written instructions on each Proposal if you want your vote to be counted.

What Proposals will be voted on at the Annual Meeting and how does the Board recommend I vote?

The following is a summary of the Proposals being voted on at the Annual Meeting and the recommendations of the Board:

Proposal Number and Subject	Description	Board Recommendation
Proposal One – Election of Directors	We are asking our stockholders to re-elect Gay W. Gaddis, Roger J. Heinen, Jr., and Denise F. Warren (the “Nominees”), each as a Class I director for a three-year term.	The Board recommends you vote FOR the election of each Nominee.

Proposal Two – Advisory Vote on Executive Compensation	We are asking our stockholders, in an advisory, non-binding vote, to approve the compensation of the Company’s named executive officers.	The Board recommends you vote FOR the approval of the compensation of the Company’s named executive officers.

Proposal Number and Subject	Description	Board Recommendation

Proposal Three – Ratification of the Company’s Independent Registered Public Accounting Firm	We are asking our stockholders to ratify the audit committee’s appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.	The Board recommends you vote FOR the ratification of Deloitte & Touche, LLP.

What vote is required to approve each Proposal?

To approve each of the Proposals, the following votes are required from our stockholders:

Proposal Number and Subject	Vote Required	Impact of Abstentions and Broker Non-Votes
Proposal One – Election of Directors	In uncontested elections, our directors are elected by a majority of the shares voted, which means that each Nominee receiving more for votes than against votes will be elected.	Abstentions and broker non-votes will not count as votes cast on Proposal One and will not affect the outcome of the vote.

Proposal Two – Advisory Vote on Executive Compensation	We will consider stockholders to have approved the Company’s executive compensation if the majority of votes are cast for Proposal Two.	Abstentions and broker non-votes will not count as votes cast on Proposal Two and will not affect the outcome of the vote.

Proposal Three – Ratification of the Company’s Independent Registered Public Accounting Firm	Deloitte & Touche, LLP will be ratified if the majority of votes are cast for Proposal Three.	Abstentions and broker non-votes will not count as votes cast on Proposal Three and will not affect the outcome of the vote.

What happens if additional matters are presented at the Annual Meeting?

As of the filing date of this Proxy Statement, we know of no other matters other than the items of business described herein which can be considered at the Annual Meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Can I change my vote after I have mailed my proxy card?

You may revoke your proxy by doing one of the following:

•	By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included on the proxy card(s);

•	By attending the Annual Meeting and voting your shares in person; or

•	By sending a written notice of revocation to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Please note that your written revocation stating that you revoke your proxy must be received by our corporate secretary prior to the Annual Meeting.

Who pays the cost of this proxy solicitation?

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers, and employees of the Company may also solicit proxies personally or by telephone without additional compensation. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners. The Company will reimburse holders for their reasonable expenses.

How do I make a proposal for consideration at next year’s annual meeting of stockholders?

Stockholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for inclusion in the Company’s proxy statement and form of proxy for the 2020 annual meeting of stockholders must be received by the Company by December 6, 2019. Proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission (the “SEC”) in order to be included in our proxy statement and form of proxy.

In accordance with our current by-laws, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2020 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal offices of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on January 3, 2020, nor later than the close of business on February 2, 2020. You may contact the Company’s corporate secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any proposals should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The Company’s Annual Report, including financial statements for the year ended December 31, 2018, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material, even when we specifically refer to the Annual Report on Form 10-K in this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K filed with the SEC, including all exhibits to the Annual Report, may be obtained free of charge by writing to:

Monotype Imaging Holdings Inc.

Attention: Investor Relations

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The Annual Report can also be viewed and/or downloaded from the Company’s website at http://ir.monotype.com/. The information contained on, or connected to, our website is not incorporated herein by reference.

Beneficial Ownership and Section 16(a) Reporting Compliance

Security Ownership of Certain Beneficial Owners

The beneficial ownership of entities known to the Company to directly or indirectly own more than five percent of our Common Stock as of March 1, 2019 can be found in the table below. This information is based on publicly available filings on Form 13G for the period ending December 31, 2018 and the percentage ownership calculations are based on 41,447,514 shares outstanding on March 1, 2019.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
BlackRock, Inc. .	6,000,642	14.5%
55 East 52nd Street New York, NY 10055
The Vanguard Group, Inc.	4,223,659	10.2%
100 Vanguard Boulevard Malvern, PA 19355
RGM Capital, LLC	3,703,397	8.9%
9010 Strada Stell Court, Suite 105 Naples, FL 34109
Trigran Investments, Inc.	3,664,425	8.8%
630 Dundee Road, Suite 2309 Northbrook, IL 60062

Security Ownership of the Board and Management

The beneficial ownership of the Company’s Common Stock of all current directors and executive officers, both individually and as a group, is listed in the table below. This information is based on written representations made by each director and executive officer and the percentage ownership calculations are based on 41,447,514 shares outstanding on March 1, 2019.

	Shares Beneficially Owned
Name of Beneficial Owner	Number (1)	Percent
Scott E. Landers (2)	439,505	1.1%
Anthony Callini	120,714	*
Janet M. Dunlap (3) +	206,726	*
Steven R. Martin (4) +	154,162	*
Benjamin W.L. Semmes III (5) +	270,322	*
Brett S. Zucker (6)	130,770	*
Pamela F. Lenehan (7)	85,775	*
Eileen A. Campbell	10,981	*
Gay W. Gaddis	29,835	*
Roger J. Heinen, Jr.	31,995	*
Peter J. Simone	36,069	*
Denise F. Warren	10,981	*
Timothy B. Yeaton	40,409	*
All executive officers and directors as a group (13 persons) (8)	1,568,244	3.8%

*	Represents less than 1% of the outstanding shares of our Common Stock.
+	The executive officer has an effective 10b5-1 trading plan as of the date of this Proxy Statement.
(1)

The total number of shares beneficially owned for each individual named above includes options to purchase our Common Stock held by the beneficial owner that are currently exercisable or will become exercisable within 60 days of March 1, 2019.

(2)	The amount includes 4,605 shares of stock indirectly held by Mr. Landers in his wife’s and children’s names and 66,741 shares subject to options.

(3)	The amount includes 37,978 shares subject to options.
(4)	The amount includes 50,505 shares subject to options.
(5)	The amount includes 12,564 shares of stock indirectly held by Mr. Semmes in a roll-over individual retirement account and 85,878 shares subject to options.
(6)	The amount includes 55,994 shares subject to options.
(7)	The amount includes 2,000 shares of stock indirectly held by Ms. Lenehan in her spouse’s name.
(8)	The amount includes 297,096 shares subject to options and 19,169 shares indirectly held as noted above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC. Insiders are required by the SEC to furnish the Company with copies of all Section 16(a) reports they file. The Company has received written representations from all directors and named executive officers that no other reports were required during the year ended December 31, 2018 and all filing requirements applicable to the Insiders were timely satisfied, with the exception of one Form 4 for each of Messrs. Landers, Semmes, Martin, Zucker, and Ms. Dunlap, which were filed late. These errors were remediated immediately upon discovery.

Corporate Social Responsibility, Employee Engagement and Corporate Governance

At Monotype, we empower creative minds to build and express authentic brands. We strive to be the first stop for leaders and innovators of brand expression, providing the design assets, technology and expertise that drive brand engagement and the best user experiences. Our products, services and expertise help brands build authentic, memorable experiences at every customer touchpoint. We partner with some of the industry’s largest font and marketing asset companies and employ many of the world’s most talented font designers. While great products and unmatched talent are a good start, we must also earn and maintain the trust of customers, employees and stockholders.

Monotype focuses on conducting business in a manner that is principled, accountable and transparent. Our core values are at the center of everything we do:

•	Be curious, be bold

•	Delight customers

•	Create with passion

•	Act with accountability

•	Include and care for all

These values are embodied in our corporate social responsibility efforts, employee engagement programs and corporate governance programs. With building long-term relationships at the heart of what we do, we seek to make Monotype a great place to work for our employees and to earn the trust of our customers and stockholders.

Corporate Social Responsibility

We know that customers and stockholders would rather engage with a company that operates in a manner that promotes social responsibility and acts accordingly.

Creating Trust

•

To help ensure our customers can trust the products and services they use, we have published clear privacy statements that describe our practices, our use of anonymous and personally identifiable data (“PII”), and offer ways for individuals to access, correct or delete their PII from our systems – or even take their PII somewhere else.

•

We take data and cyber security seriously. That’s why in 2018 we underwent an ISO 27001 security audit and are proud to say we have been ISO 27001 certified. We review the security practices of our vendors and strive to hold them to the same high standards with which we hold ourselves.

•

We focus on the regulatory landscape so when changes occur that could affect our customers’ use of our products and services, we are ready to work directly with them to help them prepare to comply with the changing requirements.

•

We help our customers focus on compliance. We know font licensing is complicated, and we work with our customers to not only get them up to date on their current licensing needs, but also offer products that ensure our customers can be comfortable that they are fully licensed for today’s most pervasive font use cases.

•

We launch customer surveys across all of our product lines to get a better understanding of the challenges our customers face, ensure we are helping them meet those challenges, and make changes based on their feedback.

Green Initiatives

•

We have taken steps to decrease the amount of waste we produce by reducing our reliance on paper and other single use products in our offices throughout the world. We have installed filtered water and coffee stations and provide our employees with reusable hot and cold cups to use in our offices. We also have recycling programs in all of our offices.

•	We encourage our employees, guided by our records retention policy, to retain electronic records as opposed to paper, which also reduces the need for off-site paper storage.

•	We have taken steps to reduce the amount of energy we use in our corporate headquarters by maximizing natural light in our office design, reducing the amount of electricity we use.

•	We limit employee travel through the deployment of desktop and group teleconferencing alternatives.

Charitable Giving

•

Through our Monotype Cares program, our employees support non-profit and community development organizations that align with our values and employees are given paid time off to volunteer with co-workers in their local communities.

•

We offer a charitable matching program. Some of the organizations that Monotype and its employees supported in 2018 include Center for Women and Enterprise (USA), GBPFLAG – Pride and Passion (USA), Whitechapel Mission (UK), Blue Cross (UK), Kerala Flood Fund (India), Cordoba Food Bank (Argentina), and Saint Alberto Hurtado Homeless Shelter (Argentina).

•

Our global events team, made up entirely of employees, regularly organizes charitable events in support of local community, such as our Toys for Tots drive, winter coat drive, support of our local food pantry and a dress for success business clothing drive to support our local homeless shelter.

•

In 2018, Monotype donated $50,000 to Room to Read, a non-profit focused on girls’ education and children’s literacy, and increased awareness of the organization by promoting the fund raising effort on many of our e-commerce channels.

Employee Engagement

We believe Monotype’s success flows from nurturing our diverse, talented and engaged team through providing clear avenues for professional development and the ability to give meaningful, regular feedback to management.

Training and Development

•

We train the next generation of leaders in our organization to assure they are ready to lead Monotype into the future, including offering our future leaders the opportunity to interact with our Board members.

•

We offer in-house training programs and invested in an e-learning platform geared towards all management levels to strengthen our employees professional and leadership skills. In 2018, 64% of our global leaders at all levels participated.

•	Every executive leader at Monotype is allocated a training budget to allow employees to pursue external training beyond what we offer in-house, and in 2018, all relevant training requests were funded.

•

We invested in DiSC®, a behavior assessment tool that is designed to improve work productivity, teamwork and communication by increasing awareness of one’s own behavioral style and recognition of the style of others. In 2018, we began the roll out of the assessment tool across Monotype.

•

We use data and analytics to inform decisions as they relate to benefits and employee experience initiatives that meet the need of our current and future workforce, to retain current talent and ensure a future talent pipeline.

Soliciting and Providing Feedback

•

We solicit our employees’ opinions regarding the management of the Company and our strategy, we listen and we act. We do this by regularly launching employee engagement surveys throughout the year. Survey results filter down through our leadership teams who then review the results with, and solicit further feedback from, each employee. From there our executive management team develops action plans to address any issues raised.

•

Our executive management team meets regularly with employees in town hall and other formal and informal settings to get employee perspectives on corporate strategy and implementation, customer focus and general employee satisfaction.

•

We have coaching and simplified performance review processes that also include peer feedback and 360-degree reviews, when appropriate, to provide our employees ongoing feedback regarding their professional development and achievements.

Embracing Diversity

•	We strive to increase employee diversity, and we monitor our compensation, hiring and promotion practices as they relate to gender.

•	We have offices around the world, which gives us an employee base that brings different cultures and perspectives to our business, and we continue to focus on international expansion.

Corporate Governance

Our Board and management team believe that effective corporate governance programs build a foundation of trust between Monotype and its stockholders, maintain internal checks and balances, and strengthen management accountability.

Equity Ownership Guidelines and Anti-Hedging

We Maintain Board and Executive Officer Equity Ownership Guidelines

Our Board believes that equity ownership by the Board, our president and chief executive officer (our “President and CEO”), and our other executive officers is important to align their interests with the interests of our stockholders. Equity ownership also demonstrates to the investing public and our employees that the Board, President and CEO and our other executive officers are committed to our Company. Our current equity ownership guidelines, which require our non-employee directors, President and CEO and other executive officers to beneficially own a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock with a dollar value as set forth below, are as follows:

Category	Ownership Requirement	Meets the Requirement?	Who is Subject to the Guidelines
Non-Employee Directors	5X Annual Cash Retainer	Yes	All non-employee directors are subject to the guidelines after three years of service on our Board. As of December 31, 2018 all non-employee directors subject to the guidelines met the guidelines; Ms. Campbell and Ms. Warren will become subject to the guidelines in 2022.

Chief Executive Officer	3X Base Salary	Yes	Mr. Landers is not subject to the guidelines until 2020; however, as of December 31, 2018 he met the guidelines.

Other Executive Officers	1X Base Salary	Yes	Our other executive officers will be subject to the guidelines in 2022; however, as of December 31, 2018 our other executive officers met the guidelines.

Each non-employee director is subject to the guidelines once they have served on our Board for at least three years. Our President and CEO and other executive officers are subject to the guidelines four years after the later of the adoption of the guidelines and the first date he or she was employed as the Company’s President and CEO or executive officer, as applicable. Compliance with each set of guidelines is measured at the close of business at the Company’s principal place of business on December 31 of each year. You can find our stock ownership guidelines for our non-employee directors, our President and CEO and our other executive officers on our website at http://ir.monotype.com/.

We Maintain an Anti-Hedging Policy

Our insider trading policy prohibits all directors, officers and employees and their immediate family members from engaging in the following transactions relating to our securities or derivatives thereof:

•	purchasing or selling puts or calls;

•	short sales;

•	trading during a standard quarterly or special blackout period and/or placing standing orders (other than under Company approved Rule 10b5-1 trading plans); and

•	holding our securities or derivatives thereof in a margin account or pledging them.

Governance Practices, Risk Oversight and Business Relationships and Transactions

We Have Strong Governance Practices

We believe that strong corporate governance practices promote the long-term interests of our stockholders. Our governance practices not only strengthen our Board and executive management team accountability but also build trust in our Company with our stockholders, and include:

•

Our Board has a majority voting standard for the election of directors in uncontested elections with a director resignation requirement if a director is not re-elected in an uncontested director election.

•	Our Board evaluates the effectiveness of our Chair every three years and either elects or re-elects a Chair every three years.

•	The Company has adopted a Code of Business Conduct and Ethics, which is applicable to every member of our Board and all employees, including our President and CEO and all senior financial officers.

•

We provide that any amendment to or waiver of a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, will be disclosed by posting such information on our website.

•	The Company has adopted a set of Corporate Governance Guidelines, which are reviewed yearly and updated to reflect best practices.

•	All of the committees of the Board operate under written charters.

•	Our Board conducts an annual self-evaluation, part of which is to determine whether or not the current leadership structure is optimal for our Company and our stockholders.

•	Each committee of the Board conducts an annual self-evaluation, part of which is to determine the effectiveness of the committee and highlight areas of committee focus for the upcoming year.

•	We conduct an annual review of corporate policies and committee charters to ensure compliance with industry best practices.

•	Our Company policy encourages all directors to attend our annual meeting of stockholders. All members of our Board then serving on the Board attended our 2018 annual meeting of stockholders.

Any of our committee charters, our corporate governance guidelines, and our Code of Business Conduct and Ethics can be accessed on our website at http://ir.montype.com and can also be obtained, free of charge, by writing to us at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

We Have Shared Board and Executive Officer Responsibility for Risk Oversight

The Company’s senior management is responsible for day-to-day risk management and implementation of Company policies. We maintain an internal risk management committee that is responsible for ensuring that our risk management program, which is comprised of strategic, operational, financial, and legal risk identification and prioritization, as well as active risk management and mitigation, is reflected in our policies and actions. Our Board is responsible for our risk identification and prioritization process, has oversight of our risk management program and risks related to our operations and business strategy, and receives reports on risk management from members of our executive management team. Our audit committee oversees our Sarbanes-Oxley Act of 2002 compliance program, internal audit function, and the resolution of certain issues identified by our information technology and information security functions. Our management development and compensation committee oversee the risks with respect to our executive compensation programs. This committee works directly with management to assure that our compensation programs properly encourage management to take informed risks as they strive for business success and avoid risks that would have a material adverse effect on the Company. Our Board believes that this shared oversight is appropriate, rather than consolidation of responsibility with a single board level risk management committee.

Our Board Reviews Business Relationships and Transactions

All related party transactions are reviewed under our related person transaction approval policy by our audit committee and reported to and, if required, approved by our Board. The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. Responsibilities for these reviews and associated actions are as follows:

•

Our audit committee is responsible for our policies and procedures for the review of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons under our written related person transaction approval policy;

•

A list of related persons, which is updated semi-annually and cross-checked periodically, is available to our employees and officers who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we may or have entered into; and

•	The related persons list is checked prior to entering into any transaction, contract or other legal or business arrangement.

If it is determined that we have entered into or may enter into a related person transaction, including any modification or addition to an existing contract or arrangement, our general counsel is notified and she reviews the applicable rules and determines whether the approval of our Board, the audit committee, or both is required and if so, that approval is obtained prior to entering into the transaction. No related person transaction is allowed unless our general counsel has either specifically confirmed in writing that no further approvals are necessary, or specifically confirmed in writing that all approvals necessary for us to enter into such arrangement have been obtained. In the event that a related party transaction requires the approval of the Board, the audit committee reviews the transaction and then makes a recommendation to the Board for its consideration before the transaction is entered into.

Board Leadership and Independence

We Have Separate Board and Executive Leadership

We have separate positions for the Chair of the Board (our “Chair”) and President and CEO. As our Chair is elected to three-year terms, the Board has the opportunity to review the Chair’s effectiveness in the position at the end of each term. Our Board believes that there are advantages to having an independent Chair, including:

•	Facilitating matters such as communications between the Board and our President and CEO;

•	Providing strategic guidance from the Board to our President and CEO and senior management team;

•	Assisting the Board in reaching consensus on particular strategies based on senior management’s plans; and

•	Ensuring that the appropriate level of oversight, independence and responsibility is applied to all Board decisions, including risk oversight.

Pamela F. Lenehan is our Chair, with her three-year term expiring upon the date of our 2021 annual meeting of stockholders. The Board believes that Ms. Lenehan’s skill set, board level experience, understanding of the Company’s business, and her interactions with and ability to offer guidance to our senior management team allow her to excel in this role.

We Have an Independent Board

Our Board has eight members, is divided into three staggered classes (Class I, II and III), and each director in each class serves until a successor has been elected and qualified and until the earlier of their resignation or removal. Our current Board is comprised of seven independent and one non-independent director. Our one non-independent director is Scott Landers, our current President and CEO, who became a director in 2016.

Board Member Independence

Our Board has considered the relationships of all directors and any transactions involving the directors and determined that one of our directors, Scott Landers who was appointed as our President and CEO and elected to the Board in 2016, has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibility as a director. Mr. Landers does not serve on any committee of the Board. Aside from Mr. Landers, each director qualifies as an independent director under the rules of the SEC and the Nasdaq Stock Market (“Nasdaq”).

Management Development and Compensation Committee Member Independence

Each member of our management development and compensation committee is independent as defined under the Exchange Act and the rules of Nasdaq, is an outside director as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director as defined in Rule 16b-3 under the Exchange Act.

Audit Committee Member Independence

Each member of our audit committee is independent as defined under the Exchange Act and the applicable rules of Nasdaq. Our Board has determined that Peter Simone qualifies as an “audit committee financial expert” as defined under the Exchange Act and the applicable rules of Nasdaq. In making its determination, our Board considered the nature and scope of the experiences and responsibilities that Mr. Simone previously had with reporting companies and, in the opinion of our Board, he does not have a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Nominating and Corporate Governance Committee Member Independence

Each member of our nominating and corporate governance committee is independent as defined under the rules of Nasdaq.

Management Development and Compensation Committee Interlocks and Insider Participation

In 2018, Pamela Lenehan, Gay Gaddis, Eileen Campbell, Roger Heinen and Timothy Yeaton served on our management development and compensation committee. Ms. Lenehan stepped down as a member of the committee immediately following the date of our 2018 annual meeting of stockholders when she assumed the role of Chair of our Board. None of our executive officers serves as a member of the management development and compensation committee or as a director of any entity that has one or more of its executive officers serving as a member of our Board or management development and compensation committee. None of the members of our management development and compensation committee has ever been one of our employees.

Our Board Engages an Independent Compensation Consultant

Our management development and compensation committee has engaged Pearl Meyer & Partners LLC (“Pearl Meyer”) to serve as its independent compensation consultant. In this capacity, Pearl Meyer advises on executive compensation best practices, peer group construction; peer group pay practices; and other relevant benchmarks with respect to the Company’s:

•	executive officer and key employee compensation;

•	director compensation pay practices; and

•	education of the Board on regulatory developments and compensation trends.

Pearl Meyer takes direction from the management development and compensation committee, reports directly to the committee and does not provide any services to the Company other than those described above. The management development and compensation committee has assessed the independence of Pearl Meyer pursuant to SEC and Nasdaq rules and determined that Pearl Meyer is independent and that their work has not raised any conflict of interest.

In making this assessment, the committee considered each of the factors set forth by the SEC and Nasdaq with respect to the compensation consultant’s independence, including that Pearl Meyer provides no other services for the Company other than pursuant to its engagement by the management development and compensation committee and the individual compensation consultants from Pearl Meyer who advise the committee have no prior relationship with any of our named executive officers or any member of the Board. The committee also determined that there were no other factors that should be considered in connection with the assessment or that were otherwise relevant to the management development and compensation committee’s engagement of Pearl Meyer.

Proposal One - Election of Directors

The Board, upon the recommendation of its nominating and corporate governance committee, has nominated Gay W. Gaddis, Roger J. Heinen, Jr., and Denise F. Warren, and recommends that they be re-elected to the Board, each as a Class I director to serve until the 2022 annual meeting of stockholders and until each of their successors is duly elected and qualified and until each of their earlier resignation or removal. Ms. Gaddis, Mr. Heinen and Ms. Warren are currently Class I directors whose terms expire at this Annual Meeting. The Board anticipates that Ms. Gaddis, Mr. Heinen and Ms. Warren, if elected, will each serve as a director. Each Nominee has consented to be named in this Proxy Statement. This Proposal relates solely to the election of the Nominees and does not include any other matters including the election of directors nominated by any stockholder of the Company.

Proxies will be voted FOR the election of Ms. Gaddis, Mr. Heinen and Ms. Warren as Class I directors unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the election of the Nominees.

Board Statistics, Skills and Experience, and Biographical Information (including the Nominees)

Board Statistics

Our Board believes that having a diverse mix of directors with complementary qualifications, skills and attributes, varied types of business and leadership experience, and unique perspectives is essential to meeting its responsibilities and contributing to the overall direction of Monotype. When we add new members to our Board, as we did in 2018, our nominating and corporate governance committee actively seeks highly qualified women and individuals from diverse racial and ethnic groups to include in the pool from which new candidates are selected so that a diverse set of experiences and perspectives is represented.

Some statistics relating to the age, diversity and tenure of our Board are as follows:

Skills and Experience of our Directors

We want our directors to provide a collective skill set that not only strengthens the diversity and experience of our Board but also provides the oversight and strategic guidance we believe is integral to the success of our Company. We seek out certain specific characteristics in our Board members that we believe will enhance the

Board’s ability to provide such oversight and strategic guidance as it relates to our business. The following chart shows the number of directors that bring each key experience, expertise or attribute to our Board:

We believe the characteristics and experiences that our directors, including the Nominees, bring to the Board complement each other and match the needs of our Company. The chart below notes the specific key experience, expertise or attributes each of our directors, including the Nominees, which our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy:

Experience, Expertise or Attribute	Campbell	Gaddis	Heinen	Landers	Lenehan	Simone	Warren	Yeaton
Experience in software and services, marketing, marketing analytics or other creative professional industries	X	X	X	X		X	X	X
Specific experience in marketing services, branding or digital communications industries	X	X					X
Leadership and/or operational experience in public companies or other major complex organizations	X		X	X	X	X	X	X
Financial or financial industry experience or knowledge			X	X	X	X	X
Board level experience	X		X		X	X	X	X
Contributes to the racial, ethnic or gender diversity of the board	X	X			X		X
Experience with mergers and acquisitions	X		X	X	X	X		X

Biographies of our Non-Employee Directors and Nominees

The following biographical information lists the names, ages as of January 31, 2019, positions on the Board, current term and class, and relevant experience for the last five years for each of our non-employee directors, including the Nominees, which is based on information that has been provided to us by our directors and the Nominees. There is no family relationship between any director, Nominee or executive officer of the Company. None of our directors has been convicted of a criminal offense in the past ten years.

You can find the biographical information of Scott. Landers, our President and CEO and a Class III director, in the section entitled “Biographical Information of our Executive Officers” of this Proxy Statement.

Biographical Information of the 2019 Nominees (current term expires on the date of our Annual Meeting)

Gay W. Gaddis, 61	Member, Management Development and Compensation Committee Member, Nominating and Corporate Governance Committee Class I director since 2014
Ms. Gaddis has served as Chief Executive Officer and Founder of T-3, a collaborative think tank that works with Fortune 500 and international companies to design technology-fueled digital marketing strategies, since 1989. She currently serves as Chair of the executive committee for the Texas Business Leadership Council, and as a member of the advisory board of Womensphere, and formerly served as Chair of the board of the Committee of 200 (C200), a pre-eminent global women’s business organization. Ms. Gaddis holds a BFA from the University of Texas at Austin.

Roger J. Heinen, Jr., 67	Chair, Management Development and Compensation Committee Member, Audit Committee Class I director since 2006
Mr. Heinen served as Senior Vice President, Developer Division for Microsoft Corporation from 1993 to 1996 and as Senior Vice President, Software Division for Apple Computer from 1989 to 1993. He served on the board of directors of Progress Software Corporation from 1999 until 2009. Mr. Heinen holds a BS in computer science from Worcester Polytechnic Institute, an S.E.P. from Stanford University, and a PhD, Hon. from Worcester Polytechnic Institute.

Denise F. Warren, 55	Chair, Nominating and Corporate Governance Committee Member, Audit Committee Class I director since 2018
Ms. Warren has served as the Chief Executive Officer and Founder of Netlyst, LLC, a consulting and advisory firm focused on digital business growth, since 2016. Prior to that, she served as President of Digital, Chief Executive Officer of East Coast Publishing and Executive Vice President of the Tribune Publishing Company, from June 2015 to February 2016. She also previously served in a number of executive positions at The New York Times Company from 2005 through 2014, including as Executive Vice President of Digital Products and Services from March 2013 until October 2014, General Manager of NYTimes.com from 2008 to 2013, and as Chief Advertising Officer from 2005 until 2013. Ms. Warren currently serves on the board of directors and as a member of the audit committee of Taylor Morrison Home Corporation since August 2018, and on the board of directors of privately held Newscycle, LLC since October 2017. She previously served on the board of directors and as a member of the audit committee of Electronic Arts, Inc. from May 2013 to August 2018. Ms. Warren holds a BS in management from Tulane University and an MBA in communications and media management from Fordham University.

Biographical Information of Our Non-Employee Directors

Eileen A. Campbell, 59	Member, Management Development and Compensation Committee Class II director since 2018 Current term expires in 2020
Ms. Campbell has served as the Founder of Womintuition, a consulting agency, since 2017. From 2013 to 2017, she served as Chief Marketing Officer for IMAX Corporation, one of the world’s leading entertainment technology companies specializing in immersive motion picture technologies. Prior to that, she served as Chief Executive Officer at Millward Brown, a $1B research-based consultancy owned by WPP, from 2000 to 2013. Ms. Campbell serves on the board of the Committee of 200 (C200), a pre-eminent global women’s business organization, and as Executive Chair of the Reid Campbell Group, a provider of market research services. From July 2014 to September 2015, she served the board of directors of Vision Critical, a provider of cloud-based customer intelligence platforms that allows companies to build engaged, secure communities of customers. Ms. Campbell holds a BS in economics and business administration from Heidelberg University.

Pamela F. Lenehan, 66	Chair of the Board of Directors since 2018 Class III director since 2006 Current term expires in 2021
Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy consulting firm, since June 2002. She formerly served on the board of directors of Civitas Solutions, Inc. from December 2008 to March 2019, including as a member of its audit committee from January 2009 to March 2019 and its audit committee Chair from January 2009 to January 2016, as a member of its compensation committee from October 2014 to March 2019, and as presiding director from January 2016 to March 2019 when it was purchased in a private equity transaction; on the board of directors and audit committee of American Superconductor Corporation from March 2011 to July 2018, including as its audit committee Chair from August 2011 to July 2018; on the board of directors and compensation committee for Spartech Corporation from December 2004 to March 2013, including as its compensation committee Chair from March 2007 to March 2013, and a member of its audit committee from January 2005 to March 2013 when it was acquired by PolyOne Corporation. She sits on the board of directors for the Center for Women and Enterprise, the National Association of Corporate Directors of New England and is the co-Chair of the Boston Chapter of Women Corporate Directors, each a not-for-profit organization. Ms. Lenehan holds an Executive Masters Professional Director Certification, Silver Level from the American College of Corporate Directors, a BA in mathematical economics from Brown University, and an MA in economics from Brown University.

Peter J. Simone, 71	Chair, Audit Committee Member, Nominating and Corporate Governance Committee Class II director since 2006 Current term expires in 2020
Mr. Simone has served as an investment consultant and a consultant to numerous private companies since 2001, as interim CEO of Lilliputian Systems, Inc. during the first half of 2013, and as President, Chief Executive Officer and director of Xionics Document Technologies, Inc., a developer of software solutions for printing and digital page processing, from April 1997 until its acquisition by Oak Technology, Inc., in January 2000. He has served on the board of directors of Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, since July 2004. He formerly served on the board of directors of Cymer, Inc. from 1993 to 2013, on the board of Inphi Corporation from 2010 to 2013, and on the board of Newport Corporation from 2003 until 2016 when it was sold to MKS Instruments. Mr. Simone holds a Masters Professional Director Certification from the American College of Corporate Directors, a BS in accounting from Bentley University, an MBA from Babson College, and is a former CPA.

Timothy B. Yeaton, 60	Member, Nominating and Corporate Governance Committee Member, Management Development and Compensation Committee Class III director since 2012 Current term expires in 2021
Mr. Yeaton has served as the Executive Vice President and Chief Marketing Officer and previously as the Senior Vice President and Group Executive of the Infrastructure Business Group at Red Hat, Inc., a global leader in providing open source software solutions to the enterprise, since January 2014. Previously, Mr. Yeaton served as President and Chief Executive Officer of Black Duck Software from February 2009 to December 2013. He formerly served on the board of directors of Actuate Corporation from January 2011 to January 2015 when it was acquired by OpenText, and Black Duck Software from February 2009 to January 2016. Mr. Yeaton holds a BS in management from Roger Williams University and an MBA from Babson College.

2018 Meetings of the Board, its Committees, and Executive Sessions of Non-Employee Directors

The following provides information about the 2018 Meetings of the Board, its committees and any executive sessions of non-employee directors.

Meetings of the Board of Directors

Our Board met 16 times during 2018, and each director attended at least 75% of the total number of meetings of the Board or committee of which he or she was a member, with the exception of Mr. Simone who attended 63% of the meetings of the Board due to an illness requiring several weeks of hospitalization, from which he has since recovered. Ms. Campbell and Ms. Warren joined our Board in April 2018. In 2018, an executive session of the independent directors was held following a scheduled meeting of the Board and included only those directors who met the independence requirements of Nasdaq. Our Chair is responsible for chairing any executive session.

Meetings of the Committees of the Board

The Board has three standing committees: audit committee, management development and compensation committee, and nominating and corporate governance committee. Our Board holds regularly scheduled meetings based on a calendar that is reviewed yearly, however the Board will schedule meetings as the need arises throughout the year. The composition and function of each of our committees complies with the rules of the SEC and Nasdaq.

Management Development and Compensation Committee

Chair:	Roger J. Heinen, Jr.
Additional Members:	Eileen A. Campbell, Gay W. Gaddis, and Timothy B. Yeaton
Number of Meetings:	7
Percentage of Meetings Attended by all Members:	86%

Annual Responsibilities:

•	Review and make recommendations to our Board with respect to the corporate goals and objectives relevant to the compensation of our President and CEO;

•	Evaluate the performance of our President and CEO in light of such corporate goals and objectives and determine and approve the compensation of our President and CEO;

•	Review and approve the compensation of our other executive officers and members of management that report directly to our President and CEO;

•	Review and make recommendations to our Board with respect to director compensation, with guidance from our nominating and corporate governance committee when required;

•	Establish and review our overall management compensation philosophy, strategy and policies;

•	Review peer group and market survey data with respect to setting the compensation of our executive officers;

•	Review and approve actions with respect to the adoption, amendment, administration, and termination of all executive and non-executive incentive compensation plans and equity-based compensation plans;

•	Administer our executive compensation claw back policy including making a determination of any amounts to be repaid in the event of a financial restatement due to misconduct;

•	Review our sales compensation plans to ensure alignment with Company objectives;

•	Review our pension and other similar plans;

•

Retain the services of an independent compensation advisor and oversee the work of any such advisor to determine our practice’s alignment with peer group policies, market surveys, compensation best practices, employee benefits and regulatory policies;

•	Determine the independence of and approve the compensation of our independent compensation advisor;

•	Make regular reports to our Board;

•	Review and assess the adequacy of the management development and compensation committee charter;

•	Evaluate the committee’s performance and report the results of such evaluation to our Board; and

•	Review and discuss with management all executive compensation disclosure included in reports and registration statements filed with the SEC and produce required reports.

Audit Committee

Chair:	Peter J. Simone
Additional Members:	Roger J. Heinen, Jr. and Denise F. Warren
Number of Meetings:	8
Percentage of Meetings Attended by all Members:	100%

Annual Responsibilities:

•	Oversee the Company’s financial reporting processes and audits of financial statements and internal control over financial reporting;

•	Review all major accounting policies applicable to our Company;

•	Oversee the Company’s compliance with the Sarbanes-Oxley Act of 2002;

•	Review the Company’s internal audit function including the performance of such function;

•	Review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	Review the internal reporting of the Company’s information technology security and protocols, and oversee of information technology security issue resolution;

•	Meet independently with our independent registered public accounting firm;

•	Appoint, retain, terminate, approve the compensation of, evaluate the independence of and oversee the work of our independent registered public accounting firm;

•	Assure the regular rotation of partners, including lead and concurring partners of our independent registered public accounting firm as required under the rules of the Exchange Act;

•	Approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm, including the terms of such services;

•	Establish and oversee the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

•	Make regular reports to our Board;

•	Conduct appropriate reviews of all related party transactions;

•	Review and assess the adequacy of the audit committee charter;

•	Evaluate the committee’s performance and reporting the results of such evaluation to our Board; and

•	Prepare the audit committee report required by SEC rules to be included in our proxy statements.

Nominating and Corporate Governance Committee

Chair:	Denise F. Warren
Additional Members:	Gay W. Gaddis, Peter J. Simone, and Timothy B. Yeaton
Number of Meetings:	5
Percentage of Meetings Attended by all Members:	80%

Annual Responsibilities:

•	Develop and recommend to our Board a set of Corporate Governance Guidelines and Code of Business Conduct and Ethics;

•	Develop and oversee a succession plan for our President and CEO;

•	Recommend to our Board the persons to be nominated for election as directors and to each of our committees;

•	Recommend to our Board the person to be nominated as Chair of the Board;

•	Develop and recommend to our Board criteria for Board and committee membership;

•

Identify individuals qualified to become Board members including actively seeking highly qualified women and individuals from diverse racial and ethnic groups to include in the pool from which new candidates are selected to assure that a diverse set of experiences and perspectives is represented;

•	Establish procedures for stockholders to submit recommendations for director candidates;

•	Establish procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	Review our disclosures concerning policies and procedures for identifying and reviewing Board nominee candidates;

•	Make regular reports to our Board;

•	Review and assess the adequacy of the nominating and corporate governance committee charter;

•	Evaluate the committee’s performance and reporting the results of such evaluation to our Board; and

•	Oversee the evaluation of our Board, its committees and management.

Communication with our Directors

You can contact any of our directors by writing to them at:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Your letter should clearly specify the name of the individual director or group of directors you want your letter to be delivered to and the Company will deliver it. As required by the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, a third party provides a hotline and web page submission form for employees and other parties to communicate concerns to our management and Board. The web page submission form is located at www.alertline.com, and the hotline number in the United States is (800) 826-6762; a link to the numbers for calls made outside of the U.S. is available on the Corporate Governance section of our website, under Governance Documents, at http:/ir.monotype.com. Information submitted through the web submission or hotline is forwarded to our Board or audit committee and concerns can be reported anonymously if you choose.

Director Nominations

When our Board is required to select a new member, it relies on the nominating and corporate governance committee to identify suitable candidates for nomination and to assess their qualifications in light of the policies and principles in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Process for Identifying and Evaluating Director Nominations

Generally, the nominating and corporate governance committee identifies candidates for director nominees by consulting with other members of the Board and management, on its own, by utilizing search firms or other advisors, through the recommendations submitted by stockholders or through other methods deemed helpful in identifying candidates. Once candidates have been identified, the committee confirms the candidates meet the minimum qualifications by gathering information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means deemed to be helpful in the process. The committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of this process, a recommendation is made with regard to the suitability for election of such candidates. The specific qualities and skills our Board and nominating and corporate governance committee look for in each candidate are outlined below.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee considers all facts and circumstances it deems appropriate, including among other things, skill set, depth and breadth of business experience, independence, and the needs of the Board. The committee actively seeks highly qualified women and individuals from diverse racial and ethnic groups to include in the pool from which new candidates are selected so that a diverse set of experiences and perspectives is represented. The committee then assesses each candidate, with such assessment including consideration of the following minimum qualifications that must be met by all directors:

•	Be of the highest ethical character and share the values reflected in the Company’s Code of Business Conduct and Ethics;

•	Have a reputation, both personal and professional, consistent with the image and reputation of the Company;

•	Have the ability to exercise sound business judgment; and

•	Have substantial business or professional experience and be able to offer meaningful advice and guidance to management based on that experience.

The committee also considers factors such as:

•	An understanding of and/or experience in the technology, software or creative professional industries or other experience deemed relevant at the time;

•	Leadership experience with public companies or other major complex organizations;

•	How the candidate will contribute to the diversity of the Board;

•	Experience in accounting or financial industries; and

•	The degree to which such candidate’s experience strengthens the Board’s collective qualifications and skills.

Procedures for Recommendation of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective director candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to:

Monotype Imaging Holdings Inc.

Attention: Corporate Secretary

600 Unicorn Park Drive

Woburn, Massachusetts 01801

The corporate secretary will promptly forward any nominations to the nominating and corporate governance committee. All recommendations for nomination of a director candidate must be in writing and include the following:

•	The name and address of record of the stockholder;

•	A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the proposed director candidate;

•	A description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described herein;

•	The consent of the proposed director candidate to be named in the proxy statement relating to the Company’s annual meeting of stockholders;

•	The consent of the proposed director candidate to serve as a director if elected at such annual meeting; and

•	Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

Candidates may be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing and a candidate must complete a detailed questionnaire regarding his or her experience, background, and independence. Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, the candidate is evaluated by the committee and a recommendation regarding the candidate is delivered to the Board. In addition, a stockholder can propose an individual for election to the Board in accordance with the Company’s by-laws.

Director Compensation

Board and Committee Cash Retainers

Our non-employee directors receive an annual cash retainer for their service on our Board and additional cash retainers for their service on committees. They do not receive meeting fees unless the number of meetings of the Board or any committee exceeds ten per year, in which case non-employee directors are entitled to receive per meeting fees of $1,000 for any additional meeting attended. Further, the Board has discretion to award additional compensation to any non-employee director who undertakes additional responsibility above and beyond their Board and committee responsibilities. Our non-employee directors are also entitled to reimbursement of reasonable travel expenses for Board and committee meetings, and Company-related activities that require their attendance. Our non-employee directors are also entitled to payment of director-related education expenses, which in 2018 totaled approximately $15,000 excluding travel.

Our annual cash retainer structure for our non-employee directors in 2018 was as follows:

Position	Annual Cash Retainer
Chair of the Board	$125,000
Non-employee Director (other than the Chair)	$75,000

Additional cash retainers for each non-employee director who served on one or more Board committees in 2018 were as follows:

Position	Additional Cash Retainer
Audit Committee
Chair	$22,000
Member	$11,000
Management Development and Compensation Committee
Chair	$15,000
Member	$7,500
Nominating and Corporate Governance Committee
Chair	$10,000
Member	$5,000

There were 16 meetings of the Board in 2018, and accordingly, meeting fees were paid in an amount reflective of the number of meetings over ten attended by each non-employee director. Actual cash retainers and meeting fees paid for service on our Board in 2018 are set forth in the “Director Compensation Table – Fiscal 2018.”

Equity Compensation

On May 8, 2018, our non-employee directors received a restricted stock award equal to the number of shares with an approximate dollar value of $125,000 based on the closing price of a share of our Common Stock on the grant date. The restricted stock award granted in 2018 vests on the earlier of the first anniversary of the grant date or the date of our next annual meeting of stockholders, or May 2, 2019.

Equity Grants upon Election to the Board

Upon election to the Board, new non-employee directors receive a grant of restricted stock with an approximate dollar value equal to one and a half times the annual cash retainer paid to a member of the Board and vest quarterly over four years. In 2018, two non-employee directors, Ms. Campbell and Ms. Warren, received an equity grant upon their election to our Board in April 2018.

Director Compensation Review

Our Board reviews the structure and amount of director compensation every two years. In 2018, the management development and compensation committee engaged Pearl Meyer to assist with a comprehensive review of director pay practices, and the committee provided this information to our Board in conjunction with its director compensation review. The Board made no changes to Board compensation at that time. The Board intends to review our director compensation structure again in 2020.

Director Compensation Table – Fiscal 2018

Total annual compensation including all cash compensation and equity awards to non-employee directors is capped under our Third Amended and Restated 2007 Stock Option and Incentive Plan (our “2007 Option Plan”). Any and all equity awards to our non-employee directors, which may include options to purchase shares of our

Common Stock, are considered and approved by our Board during regularly scheduled or special meetings. The following table provides a summary of the compensation we paid to our non-employee directors in fiscal 2018.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Pamela F. Lenehan	122,000	125,004	247,004
Robert L. Lentz (4)	42,667	—	42,667
Eileen A. Campbell	61,250	237,520	298,770
Gay W. Gaddis	89,500	125,004	214,504
Roger J. Heinen, Jr.	104,500	125,004	229,504
Peter J. Simone	102,000	125,004	227,004
Douglas J. Shaw (4)	26,000	—	26,000
Timothy B. Yeaton	97,667	125,004	222,671
Denise F. Warren	65,667	237,520	303,187

(1)

Mr. Landers has been omitted from this table because he is an employee of the Company and does not receive non-employee director compensation for his service on our Board. Mr. Landers’ compensation for his service as an employee is set forth in the “Summary Compensation Table – Fiscal Years 2018, 2017, and 2016.”

(2)

Represents annual cash retainers for Board service, additional cash retainers for committee service, and meeting fees as follows: for Ms. Lenehan represents cash retainer for her service as Chair of the Board from May through December, additional cash retainer for her service as Chair of our management development and compensation committee from January through May, as a member of the audit committee from January through May and $5,000 in meeting fees; for Mr. Lentz represents cash retainer for his service as Chair of the Board from January through May and $1,000 in meeting fees; for Ms. Campbell represents board member cash retainer for her service on our Board from April through December and additional cash retainer for her service as a member of our management development and compensation committee; for Ms. Gaddis represents board member annual cash retainer and additional cash retainers for her service as a member of our management development and compensation committee and our nominating and corporate governance committee, and $2,000 in meeting fees; for Mr. Heinen represents board member annual cash retainer, additional cash retainers for his service as a member of our management development and compensation committee from January through May and as Chair from May through December, as a member of our audit committee, and $6,000 in meeting fees; for Mr. Shaw represents board member cash retainer for his service on our Board from January through May and $1,000 in meeting fees; for Mr. Simone represents board member annual cash retainer, additional cash retainers for his service as the Chair of our audit committee and as a member of our nominating and corporate governance committee; and for Mr. Yeaton represents board member annual cash retainer, additional cash retainers for his service as Chair of our nominating and corporate governance committee from January through October and as a member of such committee from November through December, as a member of our management development and compensation committee, and $6,000 in meeting fees.

(3)

For Messrs. Heinen, Simone, Yeaton, Ms. Gaddis and Ms. Lenehan represents the grant date fair value of the 5,855 shares of restricted stock granted on May 8, 2018 to our non-employee directors, determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For Ms. Campbell and Ms. Warren, represents the grant date fair value of 5,126 shares of restricted stock granted on April 2, 2018 in conjunction with their appointment to our Board, and 5,855 shares of restricted stock granted on May 8, 2018 to our non-employee directors, each determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Messrs. Lentz and Shaw did not receive a stock grant in 2018.

(4)	Messrs. Lentz and Shaw stepped down from their positions on our Board on the date of our 2018 annual meeting of stockholders.

The aggregate total number of outstanding unvested shares of restricted stock held by each non-employee director at December 31, 2018 is shown below. With the exception of the 5,126 shares granted to Ms. Campbell and Ms. Warren upon their election to the Board on April 2, 2018, all shares shown below will vest on May 2,

2019, which is the date of our Annual Meeting. Our directors do not hold any unvested equity awards other than as set forth in the table below.

Name (1)	Grant Date	Number of Shares	Grant Date Fair Value	Vesting Date
Pamela F. Lenehan	May 8, 2018	5,855	125,004	May 2, 2019
Eileen A. Campbell	(2)	10,981	237,520	(2)
Gay W. Gaddis	May 8, 2018	5,855	125,004	May 2, 2019
Roger J. Heinen, Jr.	May 8, 2018	5,855	125,004	May 2, 2019
Peter J. Simone	May 8, 2018	5,855	125,004	May 2, 2019
Denise F. Warren	(2)	10,981	237,520	(2)
Timothy B. Yeaton	May 8, 2018	5,855	125,004	May 2, 2019

Total		51,237

(1)

Mr. Landers has been omitted from this table because he is an employee of the Company and does not receive non-employee director stock grants for his service on our Board. Messrs. Lentz and Shaw have been omitted from this table because neither had unvested shares of restricted stock at December 31, 2018.

(2)

For Ms. Campbell and Ms. Warren, represents a grant of 5,126 shares of restricted stock granted on April 2, 2018 in conjunction with their appointment on our Board, with such grant having a grant date fair value of $112,516 and vesting quarterly over four years; and a grant of 5,855 shares of restricted stock granted to each of our non-employee directors on May 8, 2018 with such grant having a grant date fair value of $125,004 and vesting on the date of our Annual Meeting.

Proposal Two - Advisory Vote on Executive Compensation

The Company gives its stockholders the annual opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers. This proposal is commonly known as a “say-on-pay” proposal. We believe our executive compensation programs have been designed to align executive incentives with the creation of long-term value for our stockholders. Although stockholder approval of our compensation plans for named executive officers is advisory in nature and not binding on the Company, our Board and management development and compensation committee value our stockholders’ opinions and will consider the outcome of this vote when making future executive compensation decisions.

This Proposal relates solely to the advisory vote to approve the compensation of the Company’s named executive officers and does not include any other matters. This vote is advisory and therefore not binding on us, our Board or our management development and compensation committee.

Proxies will be voted FOR this Proposal Two unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

Company Performance and Executive Compensation Program Highlights and Information

Company Performance

2018 Financial Highlights

•	Total revenue of $246.7 million, an increase of 5% year-over-year.

•	Creative Professional revenue of $159.1 million, an increase of 22% year-over-year, representing 64% of our total revenue.

•	Net income of $12.3 million, and non-GAAP net adjusted EBITDA was $73.4 million, a 31% increase year over year, or approximately 30% of revenue.

•	Earnings per diluted share of $0.29, non-GAAP earnings per diluted share of $1.17.

•	Cash and cash equivalents of $60.1 million at December 31, 2018.

Executive Compensation Program Highlights and Information

Our Say-on-Pay Historical Voting Results

Over the past five years, between 90% and 100% of votes cast by our stockholders were in favor of our say-on-pay proposals, as follows:

Year	Percentage
2014	98.9%
2015	96.9%
2016	99.4%
2017	97.2%
2018	94.5%

Connecting Executive Compensation to Company Performance

•

In 2018, we continued our policy of fifty percent of the equity awards made to our President and CEO being eligible to vest solely upon the achievement of pre-determined performance conditions that we believe are difficult to attain.

•	Since beginning the practice of granting our President and CEO performance shares, he has earned 37% of the total number of performance shares granted.

•

We strive to provide total cash and time-based equity compensation at the median for our peer group, with the opportunity to overachieve median total compensation only if we exceed our established performance targets.

•

The Company is required to meet at least 95% of its revenue target or at least 90% of its non-GAAP net adjusted EBITDA target before any named executive officer, including our President and CEO, is eligible for cash incentive compensation.

Risk Mitigation in our Executive Compensation Practices

•	Our corporate performance goals are designed to mitigate the risk of decisions driven by the impact of one performance goal at the expense of other performance goals.

•	All of our executive officers, including our President and CEO, are subject to equity ownership guidelines which further align the interests of our executive officers with those of our stockholders.

•

We maintain an executive compensation claw back policy where compensation can be recouped in the event of a restatement of our financial statements where there is a determination of intentional misconduct by an executive officer, and our Incentive Plan (as defined in the “Compensation Discussion and Analysis” section below) also contains a claw back provision pursuant to which a named executive officer will be required to repay any amount that was paid based solely on the satisfaction of a financial target that was no longer satisfied based on a change in our audited financials.

Compensation Discussion and Analysis

This section describes the Company’s compensation programs for our executive officers that were in effect for 2018 and the decisions made with respect to these programs. Our goal is to explain the details of these compensation programs and describe why we believe they are appropriate for our Company and our stockholders.

Our Board reaches out to our stockholders to discuss executive compensation matters such as the structure of our plans, our compensation philosophy, dilution and capital allocation. The Board wants your feedback on matters of executive compensation and encourages you to provide any comments on our policies and programs to our management development and compensation committee.

The compensation tables found in this section contain information for the individuals who served as our principal executive officer and principal financial officer at any time during fiscal 2018, as well as our three other most highly compensated executive officers who had been designated by the Company as executive officers as of December 31, 2018. We refer to these individuals in this Proxy Statement as our named executive officers.

Our Executive Compensation Objectives and Principles

We believe the Company’s success is dependent on the integrated efforts of curious, creative, and committed talent at all levels in our organization. Our compensation philosophy applies to executives and employees alike in order to:

•	Attract diverse talent with successful track records;

•	Reinforce our core values;

•	Reward smart risk taking resulting in professional and sustainable company growth; and

•	Inspire commitment to deliver near-term results and create long-term value for our customers and shareholders.

We design total rewards programs that we believe will be perceived by both our executive officers and shareholders as fair and equitable, applying the following principles:

•

Pay Competitively - We pay competitively based on scope of responsibility, skills, experience, and contribution. Total target compensation considers market practice for executives who hold comparable positions at similarly sized public companies in our industry as well as compensation paid by local competitors.

•	Focus on Total Rewards - We provide an overall compensation opportunity including base salary, short-term cash incentive, equity incentive, benefits, and investments in professional growth.

•

Reward Results - An individual’s performance to measurable goals underlies our business success. A significant portion of our total compensation opportunity is variable, providing higher rewards when results exceed Company or personal targets and lower rewards when results fall below targets. No payout of performance-based rewards is made if results do not achieve threshold levels of performance. The proportion of variable pay is higher for employees at more senior levels, reflecting their opportunity for greater impact on Company performance.

Executive Compensation Program Elements, Mechanics, and Timing

Our management development and compensation committee determines executive compensation by utilizing input on a variety of topics from our President and CEO, our senior human resources professional, and Pearl Meyer, the committee’s current independent compensation consultant. This work is done over the course of the year, when appropriate. The chart below summarizes the compensation topics considered by the management development and compensation committee and when the committee discusses, reviews, and approves each topic, as applicable:

	Second Quarter	Third Quarter	Fourth Quarter	First Quarter of Next Fiscal Year
Compensation Philosophy and Performance
Compensation Philosophy	Review
Performance, including of our President and CEO			.	Discuss
External Compensation Perspectives
Peer Group Selection	Review/Approve
Marketplace Trends		Review
Competitive Market Analysis		Discuss
Regulatory Requirements and Implications	Review	Review	Review	Review
Compensation Program Design and Approval
Company Created Tally Sheets		Review
Annual Total Compensation Plan Design		Discuss	Review/Approve
Cash Compensation Recommendations		Discuss	Review	Approve
Annual Compensation Plan and Company Performance Targets			Review	Approve
Equity Budget	Review	Review	Review	Approve
Possible Awards under the Annual Incentive Compensation Plan			Review	Approve

The management development and compensation committee utilizes three compensation program elements in determining the compensation of the President and CEO and other executive officers. The following chart summarizes these elements, including why the element is part of our compensation program, when the element is approved, and the mechanics of each. These elements, their applicability and implementation are reviewed annually for their effectiveness. The committee uses these elements for the compensation of the President and CEO and utilizes them to provide guidance on the compensation of all executive officers except the President and CEO. Our President and CEO provides input to the committee on all executive officers except himself. The committee makes recommendations consistent with the policies of our 2007 Option Plan and our Executive Incentive Bonus Plan (the “Incentive Plan”), which was adopted by the Board in February 2014.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation
Why Provide this Element	Compensation to attract and retain executive talent.	Reward for achievement of the Company’s short-term financial and operational results.	Align executive officer interests with stockholders to reward for value growth. Reinforces efforts and decision making on sustained long-term performance and retains talent based on vesting schedule and realizable value.

When Determined	Either late in the fourth quarter of the previous fiscal year or during the first quarter of the current fiscal year, and effective January 1 of the applicable fiscal year.	Annually, after the review by the management development and compensation committee of our audited financial statements for the prior year and consideration of the individual’s prior year performance results.	Generally granted annually following the filing of our Annual Report on Form 10-K for the prior fiscal year, however, the committee has discretion to make equity awards at any time. Equity grants may also be made following the hire or the promotion of an executive officer.

	Base Salary	Cash Incentive Compensation	Equity Incentive Compensation

Program Mechanics	Determined with consideration of job responsibilities, prior experience, demonstrated leadership, individual performance results against stated objectives and anticipated impact on our success. Mid-year adjustments may be made to reward a promotion, substantial increase in responsibilities, or if a market adjustment is required for fair pay or retention.	Under the Incentive Plan, corporate performance goals, determination of eligible participants and individual targets are established annually. In 2018, no executive officer was eligible for a bonus payment unless the Company achieved at least 95% of the pre-established corporate revenue performance goal or 90% of the pre-established corporate non-GAAP net adjusted EBITDA performance goal. Under the Incentive Plan, the management development and compensation committee cannot establish a maximum cash incentive compensation amount for any participant that is greater than two times their base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant.	Awards are governed by our 2007 Option Plan and made under our equity award grant policy. Awards granted annually, in the aggregate, are based on internal dilution guidelines established by the Board, management recommendations, benchmarking to industry and peer group data, and an analysis of overhang and dilution compared to our peer group. Individual awards take into account peer group award levels, current and anticipated future individual performance and impact, as well as retention value of current holdings. Grants are made at fair market value and calculated based on our closing market price on the grant date. Time-based awards vest 25% after the first year and quarterly thereafter, however beginning in 2019 time-based awards vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date, and 34% on third anniversary of the grant date. Awards can vary based on the intention of the committee in granting the award and the award type. Performance shares only vest upon achievement of pre-determined corporate performance targets.

Beyond the compensation elements listed in the chart, we also offer the following benefits to all employees, including our named executive officers:

•	401(k) retirement plan including discretionary 401(k) matching contributions;

•	Life and disability insurance;

•	Travel and accident insurance;

•	Optional health, dental and vision insurance (which requires cost sharing);

•	Supplemental life insurance coverage, which is fully paid by any employee electing this benefit; and

•	Tuition reimbursement program.

We offer only one perquisite to our executive officers that is not available to our entire employee base - a comprehensive, Company-paid yearly physical examination. Although the Company’s medical plan already provides for annual physicals, the comprehensive examination provides the convenience of doing all appointments and tests in one location on a single day, which helps encourage our executive officers to conveniently take the time necessary to maintain their health and wellness.

Benchmarking and Peer Group

2018 Peer Group

In order to make compensation decisions, the management development and compensation committee benchmarks total compensation and each individual compensation element to determine whether our compensation is competitive by comparing our financial performance and executive compensation against an approved peer group of companies. For the purposes of benchmarking 2018 named executive officer compensation, the peer group was selected in 2017 with guidance from Pearl Meyer and approved by the management development and compensation committee based on a comparison of the following objective and qualitative criteria between the peer group and the Company:

Objective Criteria:

•	US based publicly traded organizations in either the applications or systems software or internet software and services industries; and

•	Companies with revenue between $95 million to $600 million with market capitalization of $300 million to $2.0 billion over a trailing twelve-month period.

Qualitative Criteria reflecting preferred peer company characteristics:

•	Organizations with comparable products, services and end markets to those of the Company;

•	Organizations with greater than 25% of their revenue coming from outside of the United States;

•	Organizations with expected projected double-digit revenue growth over a one-year period;

•	Organizations with double-digit EBITDA margins;

•	Organizations with comparable strategies for growth; and

•	Local competitors for talent.

The peer group used for benchmarking total named executive officer compensation in 2018 was as follows:

•	A10 Networks, Inc.

•	Bottomline Technologies, Inc.

•	BroadSoft, Inc.

•	Callidus Software Inc.

•	Carbonite, Inc.

•	comScore, Inc.

•	Ebix Inc.

•	HubSpot, Inc.
•	Progress Software Corporation

•	PROS Holdings, Inc.

•	Qualys, Inc.

•	Shutterstock, Inc.

•	Stamps.com Inc.

•	Telenav, Inc.

•	Workiva, Inc.

•	XO Group Inc.

Upon approval of our peer group of companies for 2018 executive compensation, the committee performed a detailed analysis of the cash and equity compensation programs and levels provided to similarly situated executives of our peer group companies as compared to our current executive compensation programs and levels. While the committee does not target absolute percentiles for individual executives for cash or equity compensation, the committee does have a philosophy of, on an overall basis, being within a competitive range of the market median for target cash and time-based equity compensation. Further, the committee has structured the executive compensation program to provide the opportunity to attain above market median compensation through the achievement of pre-determined corporate performance targets associated with cash incentive compensation and the vesting of grants of performance-based equity. In determining the compensation targets for individual named executive officers, the committee also considered recommendations from our President and CEO (for named executive officers other than himself) and our senior human resources professional, based on:

•	A review of the individual’s previous year performance, leadership role, potential for continued success and overall performance objectives for the upcoming year;

•	Market information provided by Pearl Meyer including data relating to our peer group and other relevant publicly available compensation surveys; and

•

The views of our President and CEO and senior human resources professional on our total compensation program’s ability to attract, retain, and motivate the level of performance necessary to achieve the Company’s goals.

2019 Peer Group

In 2018, as part of its annual review of the peer group, the committee, with guidance from Pearl Meyer, modified and approved a revised peer group for the purposes of benchmarking 2019 compensation programs for named executive officer compensation. The committee determined it was appropriate to adjust the market capitalization and revenue ranges used in our 2018 to better reflect the current revenue performance and market capitalization of the Company with respect to the peer group companies. Specifically:

•	Objective Criteria - Companies with revenue between $100 million to $600 million with market capitalization of $350 million to $2.5 billion over a trailing twelve-month period.

This adjustment, as well as updating other factors resulted in seven companies being removed from the peer group:

•	BroadSoft, Inc., and Callidus Software Inc. were removed because they were acquired;

•	com.Score, Inc. was removed because it was delisted;

•	A10 Networks, Inc. was removed due to delinquent filings; and

•	HubSpot, Inc., Stamps.com, Inc., and Telenav, Inc. were removed because their market capitalization fell outside of the updated range.

The resulting peer group for the purposes of benchmarking 2019 named executive officer compensation is given below. The management development and compensation committee believes this group is reflective of our market for executive talent and that in aggregate the group reflects companies that meet both the objective and qualitative criteria.

•	Bottomline Technologies, Inc.

•	Carbonite, Inc.

•	Care.com.

•	Ebix Inc.

•	Limelight Networks, Inc.

•	Progress Software Corporation

•	PROS Holdings, Inc.

•	QAD, Inc.
•	Qualys Inc.

•	Shutterstock, Inc.

•	SPS Commerce, Inc.

•	Tech Target, Inc.

•	The Trade Desk, Inc.

•	Workiva, Inc.

•	XO Group Inc.

How We Weight the Elements of Executive Compensation

Our goal when setting the appropriate balance between annual cash and equity incentive compensation is to link variable compensation to measurable corporate financial and business goals as well as individual performance. We establish measurable financial and other performance goals so that target attainment is not assured and payment for performance at or above target levels will require the individuals to perform at a high level, devote significant effort to the business, and produce significant results. We develop these performance objectives to ensure that the priorities, focus, and efforts of our named executive officers support the success of our strategic initiatives and drive achievement of our business objectives as well as specific financial goals.

The management development and compensation committee considers total compensation (cash and equity) when evaluating competitive data provided by Pearl Meyer and tally sheets prepared by our human resources department that include information on each named executive officer’s current and past compensation. Based on this review, the committee can decide to adjust one or more elements of an individual’s compensation. Certain compensation decisions may specifically impact other elements of compensation. For example, because potential annual cash incentive payouts are based on the individual’s base salary, increases in base salary may also increase the amount of the cash incentive payout. We have not implemented a specific policy for determining the allocation between cash and non-cash compensation, however, in designing the total compensation structure the committee assures that compensation remains generally aligned with the market median, with the opportunity for increased compensation if the Company overachieves against any pre-determined performance targets.

With respect to our President and CEO’s total compensation, the management development and compensation committee allocates a greater percentage to both time- and performance-based equity compensation. This reinforces the committee’s belief that equity awards are important to motivate and retain our President and CEO and align his interests with those of our stockholders. Further, the committee balances his equity grants between performance-based and time-based equity to assure that his overall incentive compensation, inclusive of performance-based cash compensation, weighs more heavily toward performance-based compensation elements.

Risk Mitigation in our Executive Compensation Programs

We believe our compensation practices encourage longevity and stability in our executive management team and discourage individuals from making decisions based on immediate personal gain, thus reducing the overall risk in our business activities. For example:

•

Measurable Goals - Payments under our Incentive Plan for our named executive officers are based on pre-determined, measurable annual corporate performance goals, which are weighted to mitigate the risk of decisions driven by the impact to one metric at the expense of another.

•

Achievement Thresholds - In 2018, no executive officer was eligible for a cash incentive payment unless the Company achieved at least 95% of the pre-determined corporate revenue performance goal or 90% of the pre-determined corporate net adjusted EBITDA performance goal as approved by the management development and compensation committee.

•

Claw Back - We have an executive compensation claw back policy, which is available on our website at http://ir.monotype.com/, under which any cash incentive compensation, unvested time-based equity awards and vested or unvested performance-based equity awards can be recouped in the event that there is a subsequent change in or restatement of our audited financial statements that impacts whether the financial performance targets were satisfied. While the management development and compensation committee has no discretion to determine whether a repayment is required under our policy, the committee is responsible for determining the amount that must be repaid by any individual.

•

Equity Ownership Guidelines - Our President and CEO as well as all of our other executive officers are subject to equity ownership guidelines, which are available on our website at http://ir.monotype.com/. For our President and CEO, such guidelines require that, beginning four years after he became our President and CEO, or as of January 1, 2020, he is required to hold a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock, with an aggregate value of at least equal to three times his base salary during any fiscal year. For the remainder of our current executive officers, such guidelines require that, beginning four years after the adoption of the guidelines, or as of May 3, 2022, each executive officer is required to hold a combination of shares of our Common Stock, vested stock options and unvested shares of restricted stock, with an aggregate value of at least equal to one times his or her base salary during any fiscal year. We believe these requirements further reinforce the alignment of our executive officers’ interests with those of our stockholders.

Stockholder Outreach

In 2018, 94.5% of votes cast by our stockholders were in favor of our named executive officer compensation. Although the results of our say-on-pay proposal have shown strong support for our named executive officer compensation, we believe it is important to maintain on-going conversations with our stockholders to discuss our executive compensation programs including our cash compensation and equity award granting philosophies, dilution, and general corporate governance practices. During 2018, our executive management team and Board members discussed executive compensation with many of our stockholders and provided them with an opportunity to provide feedback on, among other topics, our executive compensation programs and corporate governance practices, and the committee factored in consistent, repeated feedback to the overall design of our executive compensation programs. The Company’s management and Board intend to continue to engage our stockholders in these conversations.

Further, our management development and compensation committee invites our stockholders to communicate directly with its members to inquire about, or provide their opinions about the Company’s executive compensation philosophies and programs. A member of the committee will respond to all communications as quickly as possible. Any communications should be mailed to:

Monotype Imaging Holdings Inc.

Attention: Chair, Management Development and Compensation Committee

600 Unicorn Park Drive

Woburn, Massachusetts 01801

Biographical Information of Our Executive Officers

The following provides information on our executive officers (including our named executive officers), including their titles and their ages as of January 31, 2019. These biographies are based on information each executive officer has provided to us. Officers of the Company are elected annually at the first meeting of the Board following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board following the next annual meeting of stockholders and until his or her successor is duly elected and qualified and until his or her resignation or removal in accordance with the Company’s by-laws. There is no family relationship between any director, Nominee or executive officer of the Company.

Our Named Executive Officers

Scott E. Landers, 48

Mr. Landers has served as our President and CEO since 2016, as our Interim Chief Financial Officer from October 2016 to January 2017, as our Chief Operating Officer, Chief Financial Officer, Assistant Secretary and Treasurer throughout 2015, and as our Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer from 2008 to 2015. He has served as a Class III director on our Board since 2016, with his current term expiring in 2021. Mr. Landers has served as a member of the board of directors of Bridgeline Digital since January 2010, a member of its audit committee since February 2010 and its governance committee since May 2014. Mr. Landers holds a BA in accounting from Le Moyne College and an MBA from the College of Saint Rose.

Anthony Callini, 47

Mr. Callini has served as our Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer since 2017. Prior to joining Monotype, Mr. Callini served as Senior Vice President, Finance for Avid Technology, Inc., from April 2013 to July 2016. From March 2004 to February 2013, he served in various financial leadership positions, including most recently as Senior Vice President, Finance and Treasurer, at Open Solutions Inc. Mr. Callini holds a BS in Accounting from Fordham University.

Janet M. Dunlap, 54

Ms. Dunlap currently serves as our Executive Vice President, Chief Administrative Officer, General Counsel and Secretary. She served as our Executive Vice President, General Counsel and Secretary from 2015 to 2018, as our Vice President, General Counsel and Secretary from 2010 to 2015 and as our General Counsel and Secretary from 2006 to 2010. She serves on the board of directors of Snow Farm: The New England Craft Program and the Center for Women and Enterprise, both not-for profit organizations. Ms. Dunlap holds a Professional Director Certification from the American College of Corporate Directors, a BA in economics from Franklin and Marshall College, and a JD from Boston College Law School.

Steven R. Martin, 56

Mr. Martin has served as our Executive Vice President and Chief Technology Officer since 2018. He served as our Executive Vice President and Chief Innovation Officer from 2015 to 2018, as our Senior Vice President, Engineering from 2012 to 2015 and as our Vice President, Engineering and Development from 2005 to 2012. Mr. Martin holds a BS in computer science from Fitchburg State College and an MS in computer science from George Washington University.

Benjamin W. L. Semmes, III, 52

Mr. Semmes has served as our Executive Vice President and Chief Revenue Office since 2018. He served as our Executive Vice President, Market Strategy and Sales from 2015 to 2018. Prior to joining the Company, he served as Senior Vice President, Maintenance and Professional Services – Digital Commerce Solutions at Pitney Bowes, Inc. from 2013 to 2015, as its Software Group Operating Officer from 2008 to 2013, and as its Senior Vice President, Global Services from 2006 to 2008. Mr. Semmes holds a BS in Chemistry from Virginia Military Institute and an MS in Information Management from Stevens Institute of Technology.

Our Other Executive Officers

Brett S. Zucker, 46

Mr. Zucker has served as our Executive Vice President and Chief Marketing Officer since 2018. He served as our Senior Vice President, Product Management and Marketing from 2015 to 2018. Prior to joining the Company, he served as Chief Technology Officer for Bridgeline Digital Inc. from 2006 to 2015, as its General Manager from 2004 to 2006, and as its Director of Delivery from 2002 to 2004. Mr. Zucker holds a BS in electrical engineering from Cornell University and an MBA from Harvard Business School.

2018 Executive Compensation Payments

Base Salary

When determining base salary increases for 2018, the management development and compensation committee considered the variance in base salary of named executive officers when compared to the median of our peer group as well as the financial performance of the Company, the overall performance and effectiveness of each named executive officer, and any significant change in his or her scope and responsibilities since the officer’s last base salary increase. Based on this analysis, the committee awarded percentage base salary increases to each named executive officer that were generally in-line with the salary increases granted to our employee base, with the exception of Mr. Callini who received an above average salary increase to reflect a market adjustment designed to keep his base salary at approximately the 50th percentile when compared to the base salaries of similarly situated individuals in our peer group companies and Ms. Dunlap who received an above average increase to reflect increased responsibility in her role with the Company. These base salary percentage increases listed below were approved in February 2018, and applied retroactively to January 1, 2018. Salary increases and the resulting 2018 base salary for each of our named executive officers were as follows:

	2017 Base Salary	Percentage Base Salary Increase	2018 Base Salary
Scott E. Landers, President and Chief Executive Officer	$490,000	3%	$505,000
Anthony Callini, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer	$315,000	11%	$350,000
Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer	$372,000	3%	$383,000
Steven R. Martin, Executive Vice President and Chief Technology Officer	$318,000	—	$318,000
Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	$302,000	8%	$325,000

Cash Incentive Compensation

Our management development and compensation committee believes cash incentive compensation is an important element of our executive compensation package. The committee sets yearly measurable corporate performance goals (the “Goals”) which must be attained at the percentages set by the committee before any payout of cash incentive compensation is made. The committee sets Goals that it believes are difficult to attain, relate to our financial performance, and are sufficiently above the annual full year guidance reported to our stockholders. Over the preceding five fiscal years, our Goal attainment has resulted in the following percentage to base salary payouts to our then-current president and chief executive officer, demonstrating the difficulty of attainment of target or above payouts:

Fiscal Year Ended	Percentage of Target Cash Incentive Compensation Paid
2013	103%
2014	95%
2015	66%
2016	83%
2017	100%

The management development and compensation committee set the 2018 target incentive cash percentage of annual base salary for our President and CEO at the median when compared to target cash percentages of similarly situated individuals in our peer group of companies. The committee cannot establish a maximum cash incentive compensation amount under the Incentive Plan for any participant that is greater than two times the participant’s base salary. In addition, once the targets are established, the committee does not have discretion to increase a payout under the Incentive Plan for any participant but does retain discretion to reduce the amount of any payment under the Incentive Plan.

In February 2018, our management development and compensation committee reviewed and approved our named executive officer performance objectives for 2018. These objectives were applicable to our President and CEO as well as the remainder of our executive officers, including our named executive officers, as the committee believes that each executive officer should be focused on the same overall annual corporate performance goals, but driving the achievement of these goals as it relates to the functions they oversee. The committee does not formally assign weighting between the Goals and the named officer performance objectives, but does consider what percentage of the Goals were achieved when determining what cash incentive payout should be for each of our named executive officers.

Further, in February 2018, our management development and compensation committee set our annual Goals, selected participants to be eligible under the Incentive Plan and established financial targets. The Goals included a full year revenue goal of $248.0 million and a full year non-GAAP net adjusted EBITDA goal of $65.0 million, which the committee concluded would be difficult to attain. The committee chose these metrics because this is how management and our stockholders judge our success and because the committee believes that revenue growth must also be profitable. These goals were weighted equally. See our Form 10-K for the year ended December 31, 2018 for a reconciliation of all non-GAAP financial measures to the comparable GAAP financial measures.

Individual threshold, target, and maximum cash incentive compensation amounts for all participants in the Incentive Plan are set as a percentage of annual base salary, with no payment made unless the Company achieved at least 95% of the 2018 revenue goal or 90% of the 2018 non-GAAP net adjusted EBITDA goal. Maximum bonuses under the Incentive Plan will not be paid unless the Company overachieves both individual targets by an established amount (105% in 2018), or a substantial overachievement of one target, when combined with achievement of the other target, reaches the maximum performance calculation. For 2018, the threshold, target, and maximum payments under the Incentive Plan as a percentage of annual base salary were as follows:

Position	Threshold	Target	Maximum
President and CEO	75%	100%	200%
Executive Vice President and Chief Financial Officer	45%	60%	120%
Executive Vice President and Chief Revenue Officer	48.8%	65%	130%
Executive Vice President and Chief Technology Officer	41.3%	55%	110%
Executive Vice President and Chief Administrative Officer	45%	60%	120%

In February 2019, the committee determined that our named executive officers had substantially achieved the performance objectives for fiscal year 2018, which were as follows:

•

Customers – increase the number of customers who invest in Monotype products and services in excess of $100,000 by 20%, increase the number of customers who invest across our product lines by 50%, and expand the current brand days program to new creative hub geographies.

•	Partners – engage two new distribution partners to distribute our creative intellectual property.

•	Offerings/Initiatives – attribute 12 new business wins to the involvement of the Monotype Studio design team.

•

Employees/Organization – consolidate digital commerce engineering into a new geography, implement two periodic pulse surveys to solicit employee input throughout the year, and improve employee engagement score by 15%.

•	Financial – meet or exceed 2018 revenue and non-GAAP net adjusted EBITDA financial targets and maintain level of recurring revenue by increasing recurring creative professional revenue.

Further, in February 2019, our Board determined that, subject to the receipt of audited financial statements for fiscal year 2018, we had reached at least 99% of our full year revenue target of $248.0 million, or $246.7 million, and at least 112% of our full year non-GAAP net adjusted EBITDA target of $65.0 million, or $73.4 million. Based on these 2018 achievements, including the substantial overachievement of net adjusted EBITDA above the maximum performance level under the Incentive Plan, our management development and compensation committee determined that the Company had reached the total maximum bonus achievement and we paid annual cash incentive compensation under the Incentive Plan as follows:

	2018 Percentage of Base at Target	2018 Annual Cash Incentive Payment at Target	Maximum Payout as a Percentage of Base Salary (Payout Cap)	Actual Percentage of Payout to Base Salary	2018 Actual Annual Cash Incentive Payment
Scott E. Landers, President and Chief Executive Officer .	100%	$505,000	200%	200%	$1,010,000
Anthony Callini, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer	60%	$210,000	200%	120%	$420,000
Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer	65%	$248,950	200%	130%	$497,900
Steven R. Martin, Executive Vice President and Chief Technology Officer	55%	$174,900	200%	110%	$349,800
Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	60%	$195,000	200%	120%	$390,000

For more information on our financial performance in fiscal 2018, please refer to our Annual Report on Form 10-K filed with the SEC.

Equity Compensation

The management development and compensation committee grants yearly time-based equity compensation for our President and CEO at the 50th percentile when compared to our peer group of companies, with grants of performance shares providing him with the opportunity to achieve higher than 50th percentile equity compensation if we exceed our Goals. The committee believes that tying above median equity compensation to yearly corporate performance is a strong motivator and helps directly align the interests of our President and CEO with those of our stockholders. The performance share targets are set to levels that meet or exceed our annual plan targets and thus are actually awarded only when the Company outperforms.

We generally grant equity awards during the first quarter of the fiscal year. In determining the mix of equity awards to be granted in 2018, our management development and compensation committee reviewed our management equity award recommendations and our 2018 benchmarking to industry and peer group data, which included an analysis of overhang and dilution compared to our peer group. After such review, the committee determined that a mix of restricted stock and performance-based restricted stock units as equity grants to our named executive officers was appropriate for 2018. On February 13, 2018, the committee approved equity awards to our named executive officers, which were granted effective as of March 2, 2018.

Equity grants made to our named executive officers in 2018 were as follows:

	Restricted Shares (#)	Performance Awards (RSUs) (#)
Scott E. Landers, President and Chief Executive Officer	71,429	71,429
Anthony Callini, Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer	40,408	4,490
Benjamin W.L. Semmes, III, Executive Vice President and Chief Revenue Officer	44,082	4,898
Steven R. Martin, Executive Vice President and Chief Technology Officer	18,367	2,041
Janet M. Dunlap, Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	40,408	4,490

Time-based restricted stock awards granted in 2018 each vest as to 25% percent of the shares on the first anniversary of the grant date and quarterly thereafter over the next three years. Vesting of performance-based restricted stock units is tied to stretch goals that the committee believes are difficult to attain and require over-performance against our annual operating plan or overall or business line revenue, each as approved by our Board. As evidenced below, only 33% (4 of 12) of the tranches granted since 2014 have been earned. Performance-based restricted stock units that have been granted to our named executive officers, including those that were outstanding in 2018, including targets and status are as follows:

Year of Award	Year of Measurement	Portion of Total Award Eligible to Vest	Target	Status	Evidence of Achievement, if applicable
2014	2014	1/3rd of grant	$78.0 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2014, with roll forward to the following year if target not achieved	Not achieved and shares forfeited
	2015	1/3rd of grant	$97.5 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015, with roll forward to the following year if target not achieved	Not achieved and shares forfeited
	2016	1/3rd of grant	$122.0 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2016, with roll forward to the following year if target not achieved	Not achieved and shares forfeited

Year of Award	Year of Measurement	Portion of Total Award Eligible to Vest	Target	Status	Evidence of Achievement, if applicable

2015	2015	1/6th of grant	Release font intellectual property for purchase in at least 2 mobile applications that report an aggregate of 100 million active users as of December 31, 2015	Not achieved and shares forfeited
	2015	1/6th of grant	$87.8 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015, with roll forward to the following year if target not achieved	Achieved in 2015 and shares vested in 2016	$88.1 million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2015
	2016	1/3rd of grant	$109.9 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2016, with roll forward to the following year if target not achieved	Achieved in 2017 and shares vested in 2018	$130.6 million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017 (see 2017 directly below)
	2017	1/3rd of grant	$125.2 million of Creative Professional revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017	Achieved in 2017 and shares vested in 2018	$130.6 million of Creative Professional revenue reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017

2016	2016	1/3rd of grant	$216.3 to $220.5 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2016	Not achieved and shares forfeited
	2017	1/3rd of grant	$251.2 to $256.0 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017	Not achieved and shares forfeited
	2018	1/3rd of grant	$257.9 to $262.9 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2018	Not achieved and shares forfeited

Year of Award	Year of Measurement	Portion of Total Award Eligible to Vest	Target	Status	Evidence of Achievement, if applicable

2017	2017	Up to 100% of grant based on level of performance and then subject to time-based vesting	$243.9 to $256.0 million of total revenue as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2017	Not achieved and shares forfeited

2018	2018	Up to 100% of grant based on level of performance and then subject to time-based vesting	106% of our non-GAAP net adjusted EBITDA performance goal of $65.0 million, as reported in the Company’s Form 10-K for the fiscal year ended December 31, 2018.	Achieved in 2018 and shares vested in 2019	$73.4 million of non-GAAP net adjusted EBITDA reported in the Company’s Form 10-K for the fiscal year ended December 31, 2018

Early 2019 Executive Compensation Decisions

In addition to the 2018 decisions regarding executive compensation, the management development and compensation committee took the following material actions during the first quarter of 2019:

Action	Key Points & Rationale
No base salary increases for Named Executive Officers	• Reflects the Company’s desire to enhance profitability to create long-term shareholder value

Set new annual Revenue and non-GAAP net adjusted EBITDA incentive goals

•  Non-GAAP net adjusted EBITDA weighting increased to 67% from 50% in 2018

•  Revenue weighting decreased to 33% from 50% in 2018

•  Reflects the Company’s strategy of creating long-term value by expanding profitability margins through both revenue conversion and driving efficiency across the organization

Awarded new long-term incentive grants, with lower award values than 2018 for Named Executive Officers

•  Named Executive Officer grant values were reduced on average 9% from the prior year, with the President and CEO grant value reduced from $3.4 million in 2018 to less than $3.1 million in 2019

•  Maintained 50% of President and CEO total equity grant in performance share units

•  Continued to focus on restricted stock awards for other NEOs

•  In line with the Company’s commitment to maintain conservative dilution levels and burn rates

Tax and Accounting Considerations

In 2018, we considered the provisions of Section 162(m) of the Code as then in effect and related Treasury regulations that restricted deductibility of compensation paid to our named executive officers (other than our principal financial officer) to the extent such compensation exceeded $1,000,000 and did not qualify for an exception as commission-based compensation or “qualified performance-based compensation.” In 2018, the management development and compensation committee endeavored to structure compensation to maintain deductibility under Section 162(m) of the Code to the extent practicable while maintaining the ability to provide a competitive compensation program for our named executive officers. Beginning in 2018, certain tax legislation (1) expands the scope of Section 162(m) such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receive compensation from the Company, and (2) eliminates the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements. Accordingly, any compensation paid to a covered employee in excess of $1,000,000 is now non-deductible. The committee believes that stockholder interests are best served if the committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels that will be deductible, particularly in light of the elimination of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

Compensation Committee Report

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The management development and compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the management development and compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the management development and compensation committee,

Roger J. Heinen, Jr., Chair

Eileen A. Campbell

Gay W. Gaddis

Timothy B. Yeaton

Summary Compensation Table - Fiscal Years 2018, 2017 and 2016

The table below lists the compensation provided to our named executive officers for the fiscal years ended December 31 indicated above.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Scott E. Landers President, Chief Executive Officer and Director	2018 2017 2016	505,000 490,000 450,000	— — —	3,400,020 3,900,349 2,585,088	1,010,000 490,000 371,250	21,733 21,068 20,723	4,936,753 4,901,417 3,427,061

Anthony Callini Executive Vice President, Chief Financial Officer, Asst. Secretary and Treasurer (1)	2018 2017	350,000 315,000	10,000 20,000	1,068,572 1,279,336	420,000 173,250	21,910 21,090	1,870,482 1,808,676

Benjamin W.L. Semmes III Executive Vice President and Chief Revenue Officer	2018 2017 2016	383,000 372,000 361,000	20,000 — —	1,165,724 1,866,851 1,292,522	497,900 241,800 193,586	22,920 21,324 16,580	2,089,544 2,501,975 1,863,688

Steven R. Martin Executive Vice President and Chief Technology Officer	2018 2017 2016	318,000 318,000 309,000	20,000 — —	485,710 1,243,445 1,034,034	349,800 174,900 140,209	17,162 14,693 65,982	1,190,672 1,751,038 1,549,225

Janet M. Dunlap Executive Vice President, Chief Administrative Officer, General Counsel and Secretary	2018 2017 2016	325,000 302,000 293,000	40,000 20,000 12,051	1,068,572 940,089 689,371	390,000 166,100 132,949	20,465 17,641 21,541	1,844,037 1,445,830 1,148,912

(1)	Mr. Callini began employment with the Company on January 1, 2017.
(2)

In 2016, 2017, and 2018, Ms. Dunlap was awarded a discretionary performance bonus. In 2017 and 2018, Mr. Callini was awarded a discretionary performance bonus. In 2018, Mr. Semmes and Mr. Martin were each awarded a discretionary performance bonus.

(3)

The amounts reported in the “Stock Awards” column reflect the fair value on the grant date of the stock award granted during the associated year, determined in accordance with FASB ASC 718. For each fiscal year set forth above, this assumed that it was probable that the entire grant of performance-based restricted stock units awarded to each named executive officer in that year would be earned. See our Annual Report on Form 10-K for the year ended December 31, 2018 for an explanation of the determination of grant date fair value.

(4)

All amounts reported in the “Non-Equity Incentive Plan Compensation” column were made pursuant to awards under the Incentive Plan for the applicable year. All non-equity, or cash, awards under our Incentive Plan were earned with respect to performance in the fiscal year indicated but were paid out during the first quarter of the following fiscal year.

(5)	The “All Other Compensation” column includes the following:

Name	Year	401(k) or Retirement Matching Program ($)	Life Insurance Policy Premium ($)	Accidental Death and Dismemberment Policy Premium ($)	Other ($)(1)
Scott E. Landers	2018	16,500	480	90	4,663
Anthony Callini	2018	16,500	480	90	4,840
Benjamin W.L. Semmes III	2018	16,500	480	90	5,850
Steven R. Martin	2018	16,165	480	90	517
Janet M. Dunlap	2018	14,083	480	90	5,812

(1)

For Messrs. Landers, Callini and Semmes and Ms. Dunlap, amount shown represents the cost associated with Company-paid executive officer physicals and short- and long-term disability benefit paid by the Company. For Mr. Martin, amount shown represents short- and long-term disability benefit paid by the Company.

Grants of Plan-Based Awards – Fiscal Year 2018

The threshold, target, and maximum payouts under the Incentive Plan listed below were approved by our management development and compensation committee on February 13, 2018. Actual payment amounts under these awards were approved on February 12, 2019. All grants of equity awards listed below were approved by our management development and compensation committee on February 13, 2018, and granted effective as of March 2, 2018.

			Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (5)(6)
Name	Grant Date	Grant Approval Date	Threshold ($)(2)	Target ($)(3)	Maximum ($) (4)	Threshold (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Scott E. Landers			378,750	505,000	1,010,000
	3/2/2018	2/13/2018						71,429	1,700,010
	3/2/2018	2/13/2018				28,572	71,429		1,700,010

Anthony Callini			157,500	210,000	420,000
	3/2/2018	2/13/2018						40,408	961,710
	3/2/2018	2/13/2018				1,796	4,490		106,862

Benjamin W.L. Semmes III .			186,713	248,950	497,900
	3/2/2018	2/13/2018						44,082	1,049,152
	3/2/2018	2/13/2018				1,959	4,898		116,572

Steven R. Martin			131,175	174,900	349,800
	3/2/2018	2/13/2018						18,367	437,135
	3/2/2018	2/13/2018				816	2,041		48,576

Janet M. Dunlap			146,250	195,000	390,000
	3/2/2018	2/13/2018						40,408	961,710
	3/22/2018	2/13/2018				1,796	4,490		106,862

(1)

The actual amounts paid under the Incentive Plan with respect to 2018 to Messrs. Landers, Callini, Semmes, Martin and Ms. Dunlap were $1,010,000, $420,000, $497,900, $349,800, and $390,000, respectively. The actual amounts paid expressed as a percentage of base salary were 200% for Mr. Landers, 120% for Mr. Callini and Ms. Dunlap, 130% for Mr. Semmes, and 110% for Mr. Martin.

(2)

The threshold cash incentive compensation under our Incentive Plan for 2018 expressed as a percentage of base salary was 75% for Mr. Landers, 48.8% for Mr. Semmes, 45% for Mr. Callini and Ms. Dunlap, and 41.3% for Mr. Martin.

(3)

The target cash incentive compensation under our Incentive Plan for 2018 expressed as a percentage of base salary was 100% for Mr. Landers, 65% for Mr. Semmes and 60% for Mr. Callini and Ms. Dunlap, and 55% for Mr. Martin.

(4)

The maximum cash incentive compensation under our Incentive Plan for 2018 expressed as a percentage of base salary was 200% for Mr. Landers, 130% for Mr. Semmes and 120% for Mr. Callini and Ms. Dunlap, and 110% for Mr. Martin.

(5)	All equity awards were made under our 2007 Option Plan.
(6)

This column reflects (i) the grant date fair value of each grant of restricted stock, and (ii) the grant date fair value of the performance- based restricted stock units set forth in the Estimated Future Payouts under Equity Incentive Plan Awards maximum column, in each case determined in accordance with FASB ASC 718. The probable outcome for each performance-based restricted stock unit grant was 100% on the date of grant.

Discussion of Compensation and Grants of Plan-Based Awards – Fiscal Year 2018

All of our named executive officers have employment agreements with us that provide benefits upon the termination of employment, however, these agreements do not include guaranteed compensation amounts that are payable in the ordinary course. The benefits payable under the employment agreements upon a termination of employment are described below under the heading “Potential Payments upon Termination or Change in Control.” No adjustments were made to any plan-based awards that were made to our named executive officers in 2018.

Outstanding Equity Awards at Fiscal Year End – 2018

The following table provides information regarding outstanding equity grants made to our named executive officers as of December 31, 2018.

	Option Awards (1)(5)				Stock Awards (5)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Number of Shares, Units or Other Rights That Have Not Vested ($)(4)
Scott E. Landers	7,500 30,000 15,000 13,351	0 0 0 890	13.73 21.98 30.44 32.96	3/6/2022 3/6/2023 3/14/2024 3/12/2025	1,787 23,312 48,975 71,429	27,732 361,802 760,092 1,108,578	16,577 71,429	257,275 1,108,578

Anthony Callini	— —	— —	— —	— —	22,500 40,408	349,200 627,132	4,490	69,685

Benjamin W. L. Semmes III	74,428	17,175	24.13	7/15/2025	4,663 11,657 27,986 44,082	72,370 180,917 434,343 684,153	8,289 4,898	128,645 76,017

Steven R. Martin	27,000 15,000 7,973	0 0 532	21.98 30.44 32.96	3/6/2022 3/14/2024 3/12/2025	1,111 9,325 18,191 18,367	17,243 144,724 282,234 285,056	6,630 2,041	102,898 31,676

Janet M. Dunlap	5,875 18,000 9,000 4,784	0 0 0 319	13.73 21.98 30.44 32.96	3/6/2022 3/6/2023 3/14/2024 3/12/2025	979 6,217 13,993 40,408	15,194 96,488 217,171 627,132	4,420 4,490	68,598 69,685

(1)	Under the terms of the individual stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(2)	Under the terms of the restricted stock award agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.
(3)

Market value is calculated based on the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 31, 2018, or $15.52 per share. These shares are subject to the terms of the related restricted stock award agreements.

(4)

Market value is calculated based on the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 31, 2018, or $15.52 per share. See the section entitled “Equity Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement for a discussion of the performance conditions that must be attained for performance-based restricted stock units to vest.

(5)	All awards were made under our 2007 Option Plan.

Option Exercises and Stock Vested – Fiscal Year 2018

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2007 Option Plan that vested and the amounts realized by the named executive officers upon vesting.

	Option Awards		Stock Units		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Scott E. Landers	—	—	16,333	397,709	73,823	1,620,625
Anthony Callini	—	—	—	—	17,500	407,500
Benjamin W.L. Semmes III	—	—	—	—	37,305	813,073
Steven R. Martin	69,452	578,465	10,000	243,500	35,987	801,431
Janet M. Dunlap	—	—	6,000	146,100	29,334	657,371

(1)

The value realized upon the exercise of options was calculated by multiplying the number of shares purchased upon exercise by the difference between the sale price per share of our Common Stock on the Nasdaq Global Select Market on the date of exercise and the exercise price.

(2)

The value realized upon the vesting of shares of restricted stock units was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting of our Common Stock on the Nasdaq Global Select Market.

(3)

The value realized upon the vesting of shares of restricted stock awards was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting of our Common Stock on the Nasdaq Global Select Market.

Potential Payments upon Termination or Change-in-Control

Employment Agreements

We have employment agreements with all of our named executive officers that provide certain benefits upon the termination of their employment, including in the event of termination following a change-in-control, as summarized in the chart below:

	Voluntary resignation without Good Reason or termination by the Company for Cause	Termination by the Company without Cause or resignation for Good Reason within 12 months of a Change in Control (1)	Termination by the Company without Cause or resignation for Good Reason (1)	Death or Disability
Base Salary	Base salary earned through the date of resignation or termination, as applicable.	Lump sum payment equal to a percentage of full year base salary. • President and CEO: 150%. • All other named executive officers: 100%.	Base salary continuation. • President and CEO: 18 months. • All Other named executive officers: 12 months.	Base salary earned through date of death or disability.

Non-Equity Incentive Plan Compensation	None.

Payment of (i) an annual cash bonus for the year prior to termination (to the extent unpaid), (ii) an amount equal to the executive’s target bonus under the Incentive Plan, pro-rated for the number of days of employment, and (iii) an amount equal to a multiplier of the named executive officer’s target bonus under the Incentive Plan.

•  President and CEO’s multiplier: 1.5.

•  All other named executive officers’ multiplier: 1.

			Payment of (i) an annual cash bonus for the year prior to termination (to the extent unpaid), and (ii) the amount that the individual would have been entitled to under the Incentive Plan for the year of termination based upon the Company’s and the individual’s actual performance, pro-rated to the number of days of employment.	None.

	Voluntary resignation without Good Reason or termination by the Company for Cause	Termination by the Company without Cause or resignation for Good Reason within 12 months of a Change in Control (1)	Termination by the Company without Cause or resignation for Good Reason (1)	Death or Disability

Health and Welfare Benefits	None.	Payment of the monthly employer contribution for health insurance. • President and CEO: 18 months. • All other named executive officers: 12 months.	Payment of the monthly employer contribution for health insurance. • President and CEO: 18 months. • All other named executive officers: 12 months.	None.

Tax Gross-up	No entitlement to a tax gross-up.	No entitlement to a tax gross-up. In the event that any payments would be subject to the excise tax under Section 4999 of the Code, executives are entitled to either a reduced amount or the full amount of such payments, whichever leaves them in the best net after-tax position.	No entitlement to a tax gross-up.	No entitlement to a tax gross-up.

(1)

Payment of these benefits is subject to the executive’s execution of a separation agreement, including a general release of claims in favor of the Company, and such separation agreement becoming irrevocable, all within 60 days of termination.

In the employment agreements, Cause means:

•	Any act of fraud, gross misconduct or harassment that materially and adversely affects us;

•	Any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us;

•	Commission of, or indictment for (if the indictment has a material adverse effect on us) a felony, or any misdemeanor involving moral turpitude;

•	The commission, in the reasonable judgment of the Board, of an act involving a violation of material procedures or policies of ours;

•

A material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement and such failure continues for 30 days after written notice;

•	Gross negligence or willful misconduct materially related to the executive’s job duties or responsibilities; or

•	A material breach of any of the confidentiality, non-compete or non-solicit obligations under the executive’s employment agreement.

Good Reason means that the executive has complied with the “Good Reason Process” following the occurrence of any of the following:

•	A material diminution in responsibilities, authority or duties;

•	A material diminution in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all senior management employees;

•	A material change in the geographic location at which the executive provides services to us; or

•	The breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within 30 days.

Good Reason Process means:

•	The executive notifies us in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition;

•	The executive cooperates in good faith with our efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;

•	Notwithstanding such efforts, the Good Reason condition continues to exist; and

•	The executive terminates his or her employment within sixty days after the end of the Cure Period.

Equity Awards

Upon a Change in Control:

Under our 2007 Option Plan and our 2010 Inducement Stock Plan (the “2010 Inducement Plan”), upon the effective time of any sale event, the 2007 Option Plan and the 2010 Inducement Plan and all awards under such plans will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards.

•

Time-based awards: In the case of a sale event in which awards are not assumed, continued or substituted, all stock options and stock appreciation rights become fully exercisable, all other unvested awards subject to time-based vesting become fully vested and non-forfeitable upon the sale event. In the event of a sale event in which awards are assumed, continued or substituted, such awards vest and become exercisable in full on the date on which the grantee’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) the termination is by us or a successor entity without Cause or by the grantee for Good Reason (each as defined in the 2007 Option Plan or the 2010 Inducement Plan, as applicable).

•

Performance-based awards: The 2007 Option Plan and the 2010 Inducement Stock Plan provide that, in the case of a sale event in which awards are not assumed, continued or substituted, awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the discretion of the administrator of the relevant plan. Performance-based awards issued to our named executive officers in 2016 provide that the tranche of shares that would have been eligible to vest for the then-current fiscal year if the Company had achieved the pre-determined performance target(s) associated with such fiscal year will vest upon a sale event. Performance-based awards issued to our named executive officers in 2018 provide that upon a change in control during the performance period (2018), 50% of the performance-based awards will vest, and upon a change in control after the performance period, all shares earned based on performance criteria, but not yet vested, will vest.

Payments upon a Triggering Event

The following table provides information regarding the amounts payable under the employment agreements and plans described above assuming a termination is without Cause or by the named executive officer for Good Reason (other than within 12 months following a Change in Control) and the termination occurred on December 31, 2018.

Name	Base Salary ($)(1)	Continuation of Group Health Plan Benefits ($)(2)	Non-Equity Incentive Plan Payments ($)(3)	Equity Incentive Plan Payments ($)	Total ($)
Scott E. Landers	757,500	33,665	505,000	—	1,296,165
Anthony Callini	350,000	22,443	210,000	—	582,443
Benjamin W.L. Semmes III	383,000	22,956	248,950	—	654,906
Steven R. Martin	318,000	23,374	174,900	—	516,274
Janet M. Dunlap	325,000	—	195,000	—	520,000

(1)	For 2018, all payments of base salary are payable in accordance with our usual payroll policies, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)

For Mr. Landers, the calculation is based on 18 months continued health care coverage as elected during employment, for Messrs. Callini, Semmes and Martin, the calculation is based on 12 months continued health care coverage as elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.

(3)

Represents an amount equal to the named executive officer’s target non-equity incentive payment under the Incentive Plan for 2018. Such amounts represent the full year target cash incentive payment because the table assumes that termination occurred on December 31, 2018.

The following table provides information regarding the amounts payable under the employment agreements and plans described above assuming a termination is by us without Cause or by the named executive officer for Good Reason within 12 months following a Change in Control and that such termination occurred on December 31, 2018.

Name	Base Salary ($)(1)	Continuation of Group Health Plan Benefits ($)(2)	Non-Equity Incentive Plan Payments ($)(3)	Equity Incentive Plan Payments ($)(4)	Total ($)
Scott E. Landers	505,000	33,665	1,262,500	3,069,778	4,870,943
Anthony Callini	350,000	22,443	420,000	1,011,175	1,803,618
Benjamin W.L. Semmes III	383,000	22,956	497,900	1,538,436	2,442,292
Steven R. Martin	318,000	23,374	349,800	848,090	1,539,264
Janet M. Dunlap	325,000	—	390,000	2,059,426	2,774,426

(1)	All payments of base salary are lump sum payments, subject to a six-month delay to the extent required by Section 409A of the Code.
(2)

For Mr. Landers, the calculation is based on 18 months continued health care coverage as elected during employment, for Messrs. Callini, Semmes and Martin, the calculation is based on 12 months continued health care coverage as elected during employment. Ms. Dunlap has elected not to receive health plan benefits from the Company.

(3)

In 2018, for Mr. Landers, represents an amount equal to one and a half times target cash bonus; for Messrs. Callini, Semmes, Martin, and Ms. Dunlap, represents amount equal to one times target cash bonus.

(4)

The next table further describes the equity incentive plan amounts payable in the event of sale event where the options are assumed or continued, unvested awards with time-based vesting conditions have fully vested and all unvested awards with performance target attainment vesting restrictions that were eligible to vest within 12 months of a Change in Control have fully vested.

The following table sets forth the amounts payable to the named executive officers upon a sale event (as defined in the 2007 Option Plan) in which awards are not assumed, continued or substituted.

Name	Number of Shares of Options Vesting due to Change-in- Control (#)(1)	Value of Options Vesting due to Change-in- Control ($)(2)	Number of Shares of Restricted Stock and Restricted Stock Units Vesting due to Change-in- Control (#)(3)	Value of Shares of Restricted Stock and Restricted Stock Units Vesting due to Change- in- Control ($)(4)	Total ($)
Scott E. Landers	890	—	197,795	3,069,778	3,069,778
Anthony Callini	—	—	65,153	1,011,175	1,011,175
Benjamin W.L. Semmes III	17,175	—	99,126	1,538,436	1,538,436
Steven R. Martin	532	—	54,645	848,090	848,090
Janet M. Dunlap	319	—	68,262	1,059,426	1,059,426

(1)	This number represents 100% vesting of the shares underlying options to purchase our Common Stock that were unvested as of December 31, 2018.
(2)

The value of options not vested has been calculated by taking the difference of the option exercise price listed in the table entitled “Outstanding Equity Awards at Fiscal Year-End 2018” and the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 31, 2018, or $15.52, multiplied by the number of unvested shares underlying options to purchase our Common Stock on December 31, 2018. As of December 31, 2018, all unvested options had exercise prices higher than the closing price of a share of our Common Stock on such date.

(3)

This number represents 100% vesting of all shares of restricted stock that were unvested as of December 31, 2018 and vesting of the number of shares of performance-based restricted stock units that were outstanding and eligible to vest in 2018, but unearned as of December 31, 2018.

(4)

The value of restricted stock and performance-based restricted stock unit vesting has been calculated by taking the closing price of a share of our Common Stock on the Nasdaq Global Select Market on December 31, 2018, or $15.52, multiplied by the number of shares vesting.

All cash severance payments and continuation of benefits would be subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement and a one-year non-solicitation and non-hire agreement, and execute a general release, or, in certain cases an irrevocable release, each in a form reasonably satisfactory to us. We have the right to cancel termination benefits upon failure to materially comply with any of these provisions or the confidentiality provisions included in their employment agreement. Upon the death of a named executive officer, their estate is entitled to any benefits due under any life insurance policy we provide our employees.

Chief Executive Officer to Median Employee Pay Ratio

We believe our executive compensation program must be consistent and equitable in order to motivate our executive and non-executive employees to create stockholder value. Our management development and compensation committee monitors the relationship between the compensation of our named executive officers and the compensation of our non-executive employees and benchmarks the compensation of our named executive officers against a peer group of companies on an annual basis.

In 2018, in order to compare the compensation of our President and CEO to our employees, we reviewed our worldwide employee compensation information (excluding that of the President and CEO) and identified the median employee based on the following compensation elements:

•

full year annualized base salary (without a cost of living adjustment for non-US employees) for all individuals who were employed by us on December 15, 2018 whether employed on a full-time or part-time basis, but excluding any employee on a leave of absence;

•	full year commissions at target (if employed in a position where commission is part of the overall compensation package) since calculations were being made prior to the end of the year;

•

full year cash incentive bonus at target (if employed in a position where bonus is part of the overall compensation package) since actual bonus determinations were not made until the first quarter of 2019;

•	fair market value of stock awards or stock options granted in fiscal 2018, if any; and

•	discretionary bonus awarded in 2018, if any.

After calculating annual total compensation for our median employee using the same methodology required to calculate the compensation for our named executive officers in the “Summary Compensation Table – Fiscal years 2018, 2017, and 2016”, we determined that the total compensation of our median employee in 2018 was $79,322. The total compensation of our President and CEO in 2018 as reported in the “Summary Compensation Table – Fiscal Years 2018, 2017, and 2016” was $4,936,753, the total compensation of our median employee was $79,322, and the ratio of these two amounts was 62:1.

Proposal Three – Ratification of the Appointment of Our Independent Registered Public Accounting Firm

The audit committee of the Board has appointed Deloitte & Touche, LLP (“Deloitte & Touche”) as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Company for the year ending December 31, 2019 and to audit the effectiveness of internal control over financial reporting as of December 31, 2019 pursuant to the Sarbanes-Oxley Act of 2002. During the first quarter of 2019, Deloitte & Touche examined and performed an audit of the consolidated financial statements of the Company included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Although stockholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Deloitte & Touche, the audit committee will consider this vote in determining whether or not to continue the engagement of Deloitte & Touche. It is expected that representatives of Deloitte & Touche will attend the Annual Meeting, with the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

Proxies will be voted FOR this Proposal Three unless contrary instructions are set forth on the enclosed proxy card.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche.

Change in Independent Registered Public Accounting Firm

To help ensure continuing auditor independence, the audit committee regularly reviews the Company’s independent registered public accounting firm, including members of the senior audit engagement team, and considers whether there should be a regular rotation of the Company’s independent registered public accounting firm. Accordingly, in February 2018, the Audit Committee began an evaluation of the current independent registered public accounting firm. We conducted a competitive request for proposal process with several independent registered public accounting firms, including our previous incumbent auditor, Ernst & Young, LLP (“Ernst & Young”). Upon conclusion of this evaluation, the Company dismissed Ernst & Young on June 1, 2018 and retained Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. There were no disagreements with Ernst & Young and the Company has authorized them to respond fully to the inquiries of the successor auditors.

The reports of Ernst & Young on the Company’s consolidated financial statements for each of the two years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of our consolidated financial statements for each of the two fiscal years ended December 31, 2017 and 2016, and the subsequent interim period through June 1, 2018, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the subject matter of such disagreement in connection with its report. During the two most recent fiscal years and the subsequent interim period through June 1, 2018, there was no “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K. In connection with the filing of the Company’s Current Report on Form 8-K on June 6, 2018 (the “8-K”), the Company provided Ernst & Young with a copy of the 8-K and requested that Ernst & Young furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Ernst &

Young agreed with the statements made by the Company in response to Item 304(a) of Regulation S-K, or, if not, stating the respects in which it does not agree. The Company received the requested letter from Ernst & Young and a copy of the letter, dated June 6, 2018, is filed as Exhibit 16.1 to the 8-K.

2018 and 2017 Audit Fee Summary

The following table provides a summary of fees for professional services rendered by Deloitte & Touche as well as Ernst & Young for the fiscal year ended December 31, 2018 and Ernst & Young for the fiscal year ended December 31, 2017. All services and fees described below were approved by our Audit Committee (in thousands):

	2018 Deloitte & Touche ($)	2018 Ernst & Young ($)	2017 Ernst & Young ($)
Audit fees	1,012	381	1,591
Audit-related fees	0	15	105
All other fees	4	4	2

Audit Fees

Audit fees for the years ended December 31, 2018 and 2017 consist of fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, consents and assistance with and review of documents filed with the SEC and services that are normally provided by our independent registered public accounting firm in connection with statutory audits required in regulatory filings.

Audit-Related Fees

Audit-related fees for the years ended December 31, 2018 and 2017 consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported under “Audit Fees.”

All Other Fees

For the year ended December 31, 2018, all other fees consist of fees billed related to our Deloitte & Touche research website membership and our Ernst & Young research website membership. For the year ended December 31, 2017, the other fees consist of fees billed related to our Ernst & Young research website membership.

Information Regarding Approval of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the Board and pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Chair of the audit committee has been delegated authority to approve audit and non-audit services. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the Chair must be reported to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if: (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

Audit Committee Report

The audit committee has reviewed and discussed with management and representatives of Deloitte & Touche, the Company’s independent registered public accounting firm, the Company’s consolidated financial statements for the year ended December 31, 2018. The audit committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018. The audit committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

The audit committee also reviewed with Deloitte & Touche the results of their audit and discussed matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Deloitte & Touche the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Deloitte & Touche their independence from management and the Company and has considered and discussed the compatibility of non-audit services, if any, provided by Deloitte & Touche for the Company with the firm’s independence.

Based on these reviews and discussions, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chair

Roger J. Heinen, Jr.

Denise F. Warren

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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A	Proposals – The Board of Directors recommend a vote FOR the following Class I Directors and FOR Proposals 2 and 3.

1. Election of three Class I directors to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Gay W. Gaddis	☐	☐	☐	02 - Roger J. Heinen, Jr.	☐	☐	☐	03 - Denise F. Warren	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. An advisory approval of the Company’s executive compensation.	☐	☐	☐	3. Ratify Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

030XOC

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Company’s Annual Report on Form 10-K are available at http://ir.monotype.com/

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Proxy – MONOTYPE IMAGING HOLDINGS INC.

Notice of 2019 Annual Meeting of Stockholders

TO BE HELD AT: Company Headquarters, 600 Unicorn Park Drive, Woburn, MA 01801

Proxy Solicited by Board of Directors for Annual Meeting — May 2, 2019

Scott E. Landers and Anthony Callini, or each of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Monotype Imaging Holdings Inc. to be held on May 2, 2019 or at any postponement or adjournment thereof.

If no other indication is made on the reverse side of this form, the proxies shall vote: (a) for the election of the director nominees; and (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐